SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant    ☒
Filed by a party other than the Registrant    ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a—6(e)(2))

☒	Definitive Proxy Statement
☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

HOME PROPERTIES, INC.
(Name of Registrant as Specified in Its Charter)
________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials:

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March 30, 2012

Dear Stockholder:

The Annual Meeting of Stockholders of Home Properties, Inc. will be held on Tuesday, May 1, 2012, at 9:00 a.m. at Clinton Square, 14th Floor, Rochester, New York.  The agenda for the Annual Meeting is expected to consist solely of a brief report on the outcome of the stockholder vote on the various matters upon which the stockholders have been asked to vote and will not include a formal presentation by management.

A Notice of Annual Meeting and a Proxy Statement are attached.  They describe the matters to be acted upon at the Annual Meeting.

Your vote on all the matters described in the Proxy Statement is very important.  Please sign, date and return the enclosed proxy card in the envelope provided.  Alternatively, you may choose to vote by telephone or Internet.  Voting by any of these methods before the meeting will ensure that your shares are represented at the meeting.

Thank you for your continued confidence in Home Properties.

Sincerely,

HOME PROPERTIES, INC.

Edward J. Pettinella
President and Chief Executive Officer

 HOME PROPERTIES, INC.
850 Clinton Square
Rochester, New York 14604
_______________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 1, 2012
_______________________________________

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Home Properties, Inc. (the "Company") will be held on Tuesday, May 1, 2012 at 9:00 a.m. at Clinton Square, 14th Floor, Rochester, New York.  Clinton Square is located at the northwest corner of Clinton Avenue and Broad Street in downtown, Rochester, New York.  At the Annual Meeting, stockholders will be asked to:

1.	Elect eight Directors of the Company to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are elected;
2.	Cast a non-binding advisory vote to approve the Company’s executive compensation;
3.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012; and
4.	Consider and act upon any other matters that are properly brought before the Annual Meeting and at any adjournments or postponements thereof.

The Board of Directors of the Company (the “Board” or the “Board of Directors”) set the close of business on March 5, 2012 as the record date for the Annual Meeting.  Only stockholders whose names appear on the stock register of the Company at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements.  (If you hold your stock in the name of a brokerage firm, bank or other nominee, only that entity can vote your shares.  Please give instructions as to how you wish your shares to be voted to the person responsible for your account.)

There are four ways to vote.  We encourage you to vote by Internet or telephone.
You can vote by:
-  Internet at http://www.proxyvoting.com/hme;
-  toll-free telephone at 1-866-540-5760;
-  completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope; or
-  written ballot at the meeting.

If you vote by Internet or telephone, your vote must be received before 11:59 p.m. Eastern Time on
April 30, 2012, the day before the Annual Meeting.  You may change your vote or revoke your proxy at any time before the Annual Meeting:

-  by entering a new vote by Internet or telephone;
-  by returning a later dated proxy card;
-  by sending written notice to Ann M. McCormick, Secretary of the Company, at 850 Clinton Square,
   Rochester, New York 14604; or
-  by completing a written ballot at the Annual Meeting.

Rochester, New York	By Order of the Board of Directors
March 30, 2012

Ann M. McCormick
Secretary

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY ONE OF THE ABOVE METHODS.  IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY VOTED.

Important Notice Regarding the Availability of Proxy Materials
 for the Annual Stockholders Meeting to be Held on May 1, 2012:

This Proxy Statement and the 2011 Annual Report are available at
www.homeproperties.com/Investors

HOME PROPERTIES, INC.
Suite 850
Clinton Square
Rochester, New York 14604
_______________________________________

PROXY STATEMENT
_______________________________________

FOR 2012 ANNUAL MEETING OF STOCKHOLDERS
to be held on May 1, 2012

March 30, 2012
GENERAL INFORMATION

This Proxy Statement is delivered to you in connection with the solicitation of proxies by the Board of Directors of Home Properties, Inc. (the "Company") for use at the 2012 Annual Meeting of Stockholders of the Company (the "Annual Meeting").  The Annual Meeting will be held on Tuesday, May 1, 2012 at 9:00 a.m. at Clinton Square, 14th Floor, Rochester, New York.  The approximate date on which the enclosed form of proxy and this Proxy Statement are first being sent to stockholders is March 30, 2012.  The principal executive offices of the Company are located at 850 Clinton Square, Rochester, New York 14604.

Who May Vote?

Stockholders of the Company as of the Company’s record date, March 5, 2012, may vote.  On March 5, 2012, there were 48,379,739 shares of the Company’s Common Stock outstanding.  Each share of Common Stock has one vote.

How Do I Vote?

There are four ways to vote:
1.	by Internet at http://www.proxyvoting.com/hme;
2.	by toll-free telephone at (866) 540-5760;
3.	by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope; or
4.	by written ballot at the Annual Meeting.

How Does a Proxy Work?

The Company’s Board of Directors is asking for your proxy.  By giving us your proxy, you authorize the proxy holders (Edward J. Pettinella, the Company’s Chief Executive Officer, and David P. Gardner, the Company’s Chief Financial Officer) to vote your shares at the Annual Meeting in the manner you direct.

If you vote by any of the above methods but do not specify how you wish to vote your shares, your shares will be voted in accordance with the recommendations of the Board of Directors.  The proxy holders will also vote shares according to their discretion on any other matter properly brought before the meeting.

What if a Broker Holds my Shares?

If you hold shares through someone else, such as a stockbroker, you will get proxy material from them and a card requesting your instructions on how to vote your shares.  If you want your vote to count with respect to Proposals 1 and 2 you must complete and return the card.  If a broker holds your shares and you do not instruct your broker how to vote, no votes will be cast on your behalf.  Your broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 3).

What Constitutes a Quorum?

The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Votes withheld, abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present.  A “broker non-vote” refers to a share represented at the Annual Meeting which is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and with respect to which such broker or nominee does not have discretionary voting power to vote such share on one or more but not all proposals.

What Vote is Required to Approve Each Proposal?

Proposal 1:  The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of a Director.  For purposes of the election of Directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

Proposal 2:  The affirmative vote of a majority of votes cast at the Annual Meeting is required to provide advisory approval of the Company’s executive compensation.  Abstentions and broker non-votes are not considered votes cast and will have no effect on the result of the votes.

Proposal 3:  The affirmative vote of a majority of all of the votes cast at the Annual Meeting is required for ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012.  For purposes of the vote on Proposal 3, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Can I Change My Vote?

You may revoke your proxy before it is voted at the Annual Meeting by entering a new vote by Internet or telephone, by submitting a new proxy with a later date, by voting in person at the Annual Meeting or by notifying the Company’s Secretary in writing prior to the Annual Meeting as follows:  Ann M. McCormick, Home Properties, Inc., 850 Clinton Square, Rochester, New York 14604.

Can I Access the Notice of Annual Meeting, Proxy Statement, Annual Report on Form 10-K and the Annual Report on the Internet?

The Notice of Annual Meeting, this Proxy Statement, the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the 2011 Annual Report to Stockholders are available on the Company’s website at www.homeproperties.com under the heading “Investors”.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors has nominated Stephen R. Blank, Alan L. Gosule, Leonard F. Helbig, III, Charles J. Koch, Thomas P. Lydon, Jr., Edward J. Pettinella, Clifford W. Smith, Jr., and Amy L. Tait to serve as Directors (the "Nominees").  Each of the Nominees is currently serving as a Director of the Company.  The Board of Directors anticipates that each of the Nominees will serve as a Director if elected.

Any individual elected at the Annual Meeting is elected to serve as a Director until the 2013 Annual Meeting of Stockholders and until a successor has been elected.  The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of the Nominees as Directors.

Information Regarding Nominees for Director

The following paragraphs provide information as of the date of this Proxy Statement about each Nominee.  The information presented includes information the Directors have  given us about their age, all positions they hold, their principal occupation and business experience for the past five years, and the names of other publicly-held companies of which they currently serve as a Director or have served as a Director during the past five years.  The ticker symbols for those other publicly-held companies traded on the New York Stock Exchange (“NYSE”) and the American Stock Exchange (“AMEX”) are included.  In addition to the information presented below regarding the Nominees’ specific experience, qualifications, attributes and skills that led our Board to the conclusion that they should serve as a Director, we also believe that all of our Nominees have a reputation for integrity, honesty and adherence to high ethical standards.  They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to the Company and our Board.

Stephen R. Blank, age 66, has been a Director of the Company since 2009.  Since 1998, Mr. Blank has been a Senior Resident Fellow, Finance, at the Urban Land Institute (“ULI”), a non-profit education and research institute which studies land use and real estate development policy.  Prior to joining ULI, Mr. Blank served from 1993 to 1998 as Managing Director - Real Estate Investment Banking of CIBC Oppenheimer Corp.  From 1989 to 1993, Mr. Blank was Managing Director of the Real Estate Corporate Finance Department of Cushman & Wakefield, Inc.  From 1979 to 1989, Mr. Blank served as Managing Director - Real Estate Investment Banking of Kidder, Peabody & Co.  From 1973 to 1979, Mr. Blank was employed by Bache & Co., Incorporated as Vice President, Direct Investment Group.  Mr. Blank is Chairman of the Board of Trustees of Ramco-Gershenson Properties Trust (NYSE: RPT) and a Director of MFA Financial, Inc. (NYSE: MFA).  For MFA, he serves as Chairman of the Audit Committee and as a member of the Compensation Committee.  For RPT, he serves as Chairman of the Nominating and Governance Committee and as a member of the Compensation Committee.  From May 1999 to February 2007, Mr. Blank was a member of the Board of Directors of BNP Residential Trust, Inc.  Mr. Blank is a graduate of Syracuse University and received a Masters in Business Administration degree in Finance from Adelphi University.

Mr. Blank’s knowledge of the real estate industry as evidenced by his position at ULI, his experience in the investment banking industry, including his expertise in public and private real estate finance, and his service on the boards and committees of other public and private companies led the Board to conclude that he should continue to serve as a Director.

Alan L. Gosule, age 71, has been a Director of the Company since 1996.  Mr. Gosule is a partner in the law firm of Clifford Chance US LLP in New York, New York and has practiced law with that firm and its predecessor since 1991.  From 2002 to August 2005, he served as the Regional Head of Clifford Chance’s Real Estate Department for the Americas and, prior to 2002, was the Regional Head of the firm’s Tax, Pension and Employment Department for the Americas.  Prior to 1991, Mr. Gosule practiced law with the firm of Gaston & Snow, where he was a member of that firm’s Management Committee and the Chairman of the Tax Department.  Mr. Gosule currently serves on the Boards of MFA Financial, Inc. (NYSE: MFA), F.L. Putnam Investment Management Company and Pioneer Natural Resources, GP, LLC, the general partner of Pioneer Southwest Energy Partners, L.P. (NYSE: PSE).  He also serves as a member of the Board of Trustees of the Ursuline Academy.  Mr. Gosule is a graduate of Boston University and received a Juris Doctor degree from Boston University Law School and an LLM in Taxation from Georgetown Law School.

Mr. Gosule’s experience as a lawyer and partner of a major international law firm (including prior service as Chair of the Tax and Real Estate Departments), his knowledge of tax law and related matters, including real estate investment trusts, and his experience in advising and serving on the boards and committees of other public and private companies led the Board to conclude that he should continue to serve as a Director.

Leonard F. Helbig, III, age 66, has been a Director of the Company since 1994.  Since September 2002 he has served as a Director of Integra Realty Resources in Philadelphia.  He is also an active owner and manager of various self storage and manufactured housing communities throughout the northeast.  Between 1980 and 2002 he was employed by Cushman & Wakefield, Inc. where he held various senior management positions.  From 1980 through 1987, he founded and served as National Director of that firm’s Valuation and Consulting Services.  From 1987 until 2002, Mr. Helbig served as President of Financial Services.  Between 1995 and 2000, he also served as Executive Managing Director of Asset and Property Management Services.  He was a member of Cushman & Wakefield’s Board of Directors and Executive and Management Committees.  He maintains active memberships in various international industry associations such as the ULI, the International Council of Shopping Centers and the National Multi Housing Council.  He also holds the MAI professional designation from the Appraisal Institute.  Mr. Helbig is a graduate of LaSalle University in Philadelphia with a Bachelor of Science degree in Industrial Management.

Mr. Helbig’s corporate management experience and his experience in the acquisition, disposition, development, leasing, management and appraisal of commercial and multifamily real estate led the Board to conclude that he should continue to serve as a Director.

Charles J. Koch, age 65, has been a Director of the Company since 2010.  From 1973 to 2004, Mr. Koch was employed by Charter One Financial, Inc. and its wholly-owned subsidiary, Charter One Bank, N.A.  He was elected President and Chief Operating Officer in 1980, President and Chief Executive Officer in 1988 and Chairman, President and Chief Executive Officer in 1995.  He served in those capacities until the sale of Charter One Financial, Inc. to The Royal Bank of Scotland in 2004.  He was a Director of The Royal Bank of Scotland from 2004 until 2009.  He is currently a Director of Assurant, Inc. (NYSE: AIZ) where he also serves as a member of the Compensation Committee and as the Chair of the Finance and Investment Committee.  In addition, he is a Director of Citizens Financial Group (an affiliate of The Royal Bank of Scotland) and The Federal Home Loan Bank of Cincinnati where he also serves as a member of the Personnel, Governance and Finance and Risk Management Committees.  Mr. Koch is Chairman of the Board of Trustees of Case Western Reserve University and on the Board of Directors of John Carroll University.  He is a graduate of Lehigh University and holds a Masters in Business Administration degree from Loyola College of Maryland.

Mr. Koch’s experience as a Chief Executive Officer of a public company resulting in his broad understanding of the operational, financial and strategic issues facing a public company led the Board to conclude that he should continue to serve as a Director.

Thomas P. Lydon, Jr., age 63, became a Director of the Company in 2011.  Since 2003, Mr. Lydon has been President of The City Investment Fund, L.P., a $770 million real estate opportunity fund.  Prior to that, he served as President and Chief Executive Officer of SSR Realty Advisors Inc.  He is a Director of Lowe Enterprises, where he serves as a member of the Audit and Compensation Committees.  He was a member of the National Association of Real Estate Investment Managers from 1998 to 2004 and served as its Chair from 2000-2002.  Mr. Lydon is a graduate of Syracuse University with a Bachelor in Business Administration degree with a major in Real Estate.

Mr. Lydon’s prior experience as President and Chief Executive Officer of organizations focused on the acquisition, management and disposition of commercial and multifamily real estate led the Board to conclude that he should continue to serve as a Director.

Edward J. Pettinella, age 60, has served as President and Chief Executive Officer of the Company since 2004.  He is also a Director.  He joined the Company in 2001 as an Executive Vice President and Director.  From 1997 until February 2001, Mr. Pettinella served as President, Charter One Bank of New York and Executive Vice President of Charter One Financial, Inc.  From 1980 through 1997, Mr. Pettinella served in several managerial capacities for Rochester Community Savings Bank, Rochester, NY, including the positions of Chief Operating Officer and Chief Financial Officer.  Mr. Pettinella serves on the Board of Directors of Manning & Napier, Inc. (NYSE:MN), where he serves as Chair of the Audit Committee and a member of the Compensation and Nominating and Corporate Governance Committees.  He is also a Board member of Rochester Business Alliance, National Multi Housing Council and Syracuse University School of Business as well as a member of ULI and serves on the Board of Governors of the National Association of Real Estate Investment Trusts.  Mr. Pettinella is a graduate of the State University of New York at Geneseo and holds a Masters in Business Administration degree in Finance from Syracuse University.

Mr. Pettinella’s role as Chief Executive Officer responsible for the Company’s day-to-day operations and strategic initiatives, as well as his experience in corporate finance and public company operations, led the Board to conclude that he should continue to serve as a Director.

Clifford W. Smith, Jr., age 65, has been a Director of the Company since 1994.  Mr. Smith is the Epstein Professor of Finance of the William E. Simon Graduate School of Business Administration of the University of Rochester, where he has been on the faculty since 1974.  He has written numerous books and articles on a variety of financial, capital markets and risk management topics and has held editorial positions for a variety of journals.  Mr. Smith is a graduate of Emory University and has a PhD from the University of North Carolina at Chapel Hill.

Mr. Smith’s expertise in corporate finance, strategic planning, executive compensation and corporate governance, about which he has taught and written for many years, led the Board to conclude that he should continue to serve as a Director.

Amy L. Tait, age 53, has served as a Director of the Company since its inception in 1993.  From 1983 until 2001, Mrs. Tait also held several positions with Home Properties and its predecessor, Home Leasing Corporation, including Senior and Executive Vice President and Chief Operating Officer.  She resigned her full-time position as Executive Vice President in 2001 to spend more time with family.  She founded Tait Realty Advisors, LLC in 2001, and is currently the Chief Executive Officer and a Director of Broadstone Real Estate, LLC, which she co-founded in 2006.  She is also a principal in Broadstone Ventures, LLC, Broadstone Net Lease, Inc. and Broadstone Asset Management, LLC, all private commercial real estate management and investment companies.  Mrs. Tait is a Director of IEC Electronics Corp. (AMEX: IEC), where she also serves on the Audit Committee.  She is currently a member of the M&T Bank Rochester Regional Advisory Board and the Board of the Allendale Columbia School.  She also serves on the Executive Advisory Board of the William E. Simon Graduate School of Business Administration of the University of Rochester.  Mrs. Tait is a graduate of Princeton University and holds a Masters in Business Administration degree from the William E. Simon Graduate School of Business Administration of the University of Rochester.  She is the daughter of Norman Leenhouts and the niece of Nelson Leenhouts, both former Directors, who retired from the Board of Directors on May 3, 2011.

Mrs. Tait’s experience in all aspects of the real estate industry and her corporate finance background led the Board to conclude that she should continue to serve as a Director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES.

BOARD MATTERS

Board Composition

The Company is managed by its Board of Directors.  If all of the Nominees are elected, the Board will have eight members.

Board Meetings

The Board holds regular meetings on a quarterly basis.  Pursuant to the Company’s By-Laws, the Board Chair, President or a majority of the Board of Directors may call for a special meeting of the Board.  During 2011, the full Board of Directors met six times, including regular and special meetings.  Each Director attended all of the meetings, except Mr. Koch who did not attend two special meetings, but attended all of the regular meetings.

Board Independence

Seven of the Company’s eight Nominees are not employed by the Company.  The Board of Directors has determined that six of the seven non-employee Directors are “independent” within the meaning of the Securities and Exchange Commission (“SEC”) and the NYSE current Director independence standards.  The independent Directors are: Stephen Blank, Alan Gosule, Leonard Helbig, Charles Koch, Thomas Lydon and Clifford Smith.  This represents more than a majority of the members of the Board of Directors.  The current Directors determined by the Board not to be independent under the above standards were Edward Pettinella and Amy Tait.  The Board of Directors had previously determined that former Board members (each of whom served until May 3, 2011) Josh Fidler and Paul Smith were independent, but that former Directors Nelson Leenhouts and Norman Leenhouts were not independent.

In determining the independence of each Director, the Corporate Governance/Nominating Committee of the Board considered any relationships between the Company and the individual Director and the Director’s immediate family members as required under the applicable standards.  The Board, consistent with the view of the NYSE, determined that the ownership of even a significant amount of stock in the Company is not a bar to a finding of independence.  Consistent with this view of the NYSE, the Board also has determined that ownership of limited partnership units in Home Properties, L.P. (“UPREIT Units”) does not bar the Board from determining that a Director is independent.  Current Board members and Nominees Blank, Gosule, Helbig, Koch, Lydon and C. Smith and former Board members Fidler and P. Smith have no relationship with the Company other than their compensation and benefits as members of the Board and its Committees and ownership of the Company’s Common Stock and UPREIT Units (in the case of Mr. Fidler). Amy Tait and former Board member Norman Leenhouts are not considered to be independent because of their family’s interests in and control over Clinton Square, the building in which the Company has its headquarters as disclosed in “Transactions with Related Persons, Promoters and Certain Control Persons.”  Edward Pettinella is not independent as he currently is employed by the Company.  Former Director, Nelson Leenhouts, was not considered to be independent because he was employed by the Company until December 31, 2008.

Board Evaluation

In 2011, each Board member participated in a written self-evaluation of his or her performance as a Board member as well as an evaluation of the Board as a whole.  The Board and members of senior management also participated in a written evaluation of the Chief Executive Officer.

Director Qualifications

The minimum qualifications for prospective Board members are a successful career as well as the potential to contribute to the effectiveness of the Board.  Beyond those minimum qualifications, the first priority in selecting members of the Board is to attract a group of individuals who will maximize stockholder value, which generally means attracting individuals of the highest capabilities.  Another focus is on individuals who demonstrate the highest ethical standards.  Critical Board functions involve setting the basic strategy of the Company, monitoring senior management and offering insight/expertise in the selection of tactics and operational policies, drawing on Directors’ experiences outside the Company. In discharging its responsibilities, the Corporate Governance/Nominating Committee considers diversity of experience and perspectives to be valuable. In considering Board composition and nomination for new Board members, the Corporate Governance/Nominating Committee focuses on several aspects of prior experience including real estate (especially multifamily real estate) experience, experience as a chief executive officer of a public company, accounting/audit experience, legal experience and academic experience.  Continuity also is viewed as a valuable Board asset, thus some diversity in ages among Board members is beneficial so that the Board does not face major turnover at any single date.  The Corporate Governance/Nominating Committee considers all of the foregoing diversity characteristics in making its recommendations for nominees to the Board of Directors and evaluates the effectiveness of its diversity policy annually.

Process for Identifying and Evaluating Nominees for Directors

The Corporate Governance/Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for Director.  The Committee develops and updates a list of potential Board candidates who meet the Board qualifications as described above.  Candidates may come to the attention of the Committee through current Board members, stockholders, management or other individuals.  To date, the Committee has not utilized the services of a professional service firm to identify potential candidates, but it may do so in the future.  If a vacancy on the Board occurs or is anticipated, the Committee selects candidates to have personal meetings with members of the Committee, the Chair of the Board and the Chief Executive Officer.  Selected candidates would then be invited to meet with other Board members and management.  A candidate, if acceptable, would then be elected by the Board (in the event of a mid-term vacancy) or be nominated to stand for election at the next annual stockholders’ meeting.

Stockholder Nominees

The Corporate Governance/Nominating Committee will consider Director candidates proposed by stockholders on the same basis as it considers other potential candidates for Board membership.  Stockholders may submit nominations, which should include the name and address of the proposed candidate as well as biographical information evidencing that the proposed candidate meets the minimum qualifications and possesses the skills and expertise as required by the Board and as described above under “Director Qualifications.”  The submission must also include the candidate’s written consent to the nomination and to serve if elected.  To be considered for nomination for election at the 2013 Annual Meeting and inclusion in the Proxy Statement for the 2013 Annual Meeting of the Stockholders, stockholder submissions for nomination must be received at the office of the Company in care of Secretary, Home Properties, Inc., 850 Clinton Square, Rochester, New York 14604, on or prior to November 30, 2012.

Director Communications

Stockholders and other interested parties may communicate with the Board of Directors by sending written materials addressed to the Board or any of the Directors, including the non-employee or independent Directors as a group and the Chair of the Corporate Governance/Nominating Committee, in care of Secretary, Home Properties, Inc., 850 Clinton Square, Rochester, New York 14604.  They may also communicate confidentially or anonymously through use of the Company’s hotline at 1-877-888-0002.  The Company’s Secretary will relay all relevant written communications to the Board of Directors or individual members designated by the stockholder or other interested party.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party.

Risk Oversight

The Board is actively involved in oversight of risks that could affect the Company.  This oversight is conducted primarily through some of the Committees of the Board, as disclosed in the descriptions of those Committees and their charters.  The full Board has retained overall responsibility for the general oversight of risks.  The Board satisfies this responsibility through full reports by each Committee chair regarding the Committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Board Leadership Structure

The roles of Chief Executive Officer and Chair of the Board are separated in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chair of the Board provides guidance to the Chief Executive Officer and presides over meetings of the full Board.  Nelson and Norman Leenhouts, our former Co-Chairs, were not independent so the Board had appointed the Chair of the Corporate Governance/Nominating Committee, Clifford Smith, as lead Director to preside at all executive sessions of non-management Directors.  With the retirement of Nelson and Norman Leenhouts from the Board of Directors and as Co-Chairs in May 2011, the Board carefully considered the optimal leadership structure and determined that the separation of the roles of Chair of the Board and Chief Executive Officer continues to be the optimal structure.  Clifford Smith currently serves as Chair of the Board.  The Chair attends all of the Committee meetings as a non-voting member.

BOARD COMMITTEES

Audit Committee

The Company has a separately designated standing Audit Committee.  The Audit Committee operates under a written charter approved by the Committee and the Board.  A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.”  In addition, the Company will provide a copy of the charter to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, 850 Clinton Square, Rochester, New York 14604.  The Audit Committee charter is reviewed by the Audit Committee on an annual basis.  The charter was most recently amended in February 2012 to change the word “ask” to “discuss” in the first bullet under the Risk Oversight heading.

The Audit Committee currently consists of Stephen Blank, Alan Gosule and Charles Koch, each of whom has been determined by the Board to be an independent Director.  At the February 2011 Audit Committee meeting, Stephen Blank became Chair. The prior Chair, Paul Smith continued to serve on the Audit Committee until his retirement from the Board in May 2011.  Following the 2012 Annual Meeting, and contingent upon their re-election to the Board, the Audit Committee will continue to consist of Stephen Blank, Alan Gosule and Charles Koch, with Stephen Blank continuing as Chair.

The Audit Committee assists the Board in fulfilling its responsibility for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with applicable laws and regulations including the Company’s own Code of Business Conduct and Ethics, and the Company’s internal and disclosure controls and procedures.  The Audit Committee also selects and oversees the appointment, performance and compensation of the Company’s independent registered public accounting firm.

In addition, the Audit Committee oversees the operation of the Company’s risk management and risk assessment programs, including the identification of the primary risks to the Company’s business and interim updates of those risks.  The Company’s Vice President-Internal Audit, who functionally reports directly to the Audit Committee, assists in identifying, evaluating and implementing risk management controls and methodologies to address identified risks.  In connection with its risk management role, at each of its meetings the Audit Committee receives a written report from the Company’s Vice President-Risk Management and meets separately with each of the representatives from the Company’s independent registered public accounting firm, the Company’s Vice President–Internal Audit and the Company’s senior financial executives and General Counsel.  The Audit Committee provides thorough reports to the Board that describe these activities.

The Chair of the Audit Committee also regularly attends the Compensation Committee meetings with a particular focus on financial targets and goals being set in connection with the Company’s incentive plans to assure that these do not encourage excessive risk taking.

The Audit Committee has adopted procedures for the receipt, retention and treatment of concerns and complaints about accounting, internal controls and auditing matters.  The Audit Committee oversees the existence and administration of a hot line (1-877-888-0002) where such concerns and complaints can be reported anonymously.

The Board of Directors has reviewed the qualifications of each member of the Audit Committee and has determined that each member is independent as required by applicable securities laws and by the listing standards of the NYSE.  No Audit Committee member serves on the audit committee of more than two other public companies.  In the exercise of its business judgment, the Board of Directors has also determined that each member of the Audit Committee is financially literate.  Finally, the Board has determined that Stephen Blank and Charles Koch qualify as an “audit committee financial expert” as defined by applicable SEC rules.

The Audit Committee works closely with management and the Company’s independent registered public accounting firm.  It meets quarterly to review the Company’s financial statements, and on other occasions, on an as-needed basis.  The Audit Committee met four times in 2011.  Each of the members attended all of the Committee’s meetings.  The Audit Committee conducted a self-evaluation for 2011.

Compensation Committee

The Company has a separately designated Compensation Committee.  The Compensation Committee operates under a written charter approved by the Committee and the Board.  A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.”  In addition, the Company will provide a copy of the charter to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, 850 Clinton Square, Rochester, New York 14604.  The Compensation Committee charter is reviewed by the Compensation Committee on an annual basis.  The Compensation Committee charter was most recently amended in November 2011 to reflect that the Committee’s review of the executive compensation plans will be reviewed on “at least” an annual basis.

The Compensation Committee currently consists of Leonard Helbig, Charles Koch and Thomas Lydon, each of whom has been determined by the Board to be an independent Director.  Leonard Helbig chairs this Committee.  Clifford Smith and former Director Josh Fidler served on the Compensation Committee prior to the 2011 Annual Meeting of Stockholders.  Following the 2012 Annual Meeting, and contingent upon their re-election to the Board, the Compensation Committee will continue to consist of Leonard Helbig, Charles Koch and Thomas Lydon, with Leonard Helbig continuing as Chair.

The Compensation Committee reviews and approves, at least annually, the Company’s goals and objectives relevant to compensation of the Company’s executive officers, including the Chief Executive Officer, reviews on an annual basis the performance of the Chief Executive Officer in light of those goals and objectives, recommends to the other Directors for approval the Chief Executive Officer’s annual compensation, approves the compensation levels of the other executive officers, reviews significant employee benefit programs, and establishes and administers executive compensation programs.

As part of its oversight of the Company’s executive compensation program, the Compensation Committee considers the impact of the Company’s executive compensation program, and the incentives created by the compensation awards that it administers, on the Company’s risk profile.  In addition, the Committee reviews all of its compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company.  The Chair of the Audit Committee regularly attends the Compensation Committee meetings in part to focus on how compensation decisions might impact the Company’s risk profile.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of the Senior Vice President-Human Resources and the Company’s General Counsel.  Compensation Committee meetings are regularly attended by the Chair of the Board, the Chief Executive Officer, the Senior Vice President-Human Resources, the Chief Financial Officer and the General Counsel so that those officers can provide information and answer questions about the Company’s compensation packages, employee, Company and business function performance and competitive factors.  At each meeting, the Compensation Committee meets in executive session outside the presence of the Company’s officers and employees to make its determinations with respect to compensation matters.  The Compensation Committee’s Chair reports the Committee’s recommendation on executive compensation to the Board.

Independent advisors and the Company’s Human Resources Department support the Compensation Committee in its duties and, along with the Chief Executive Officer and Senior Vice President-Human Resources, may be delegated authority by the Compensation Committee to fulfill certain administrative duties regarding the compensation programs.  The Compensation Committee has sole authority under its charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities.  It reviews the total fees paid by the Company to outside consultants engaged by the Compensation Committee to ensure that the consultants maintain their objectivity and independence when rendering advice to the Compensation Committee.

In 2011, the Compensation Committee retained FPL Associates, L.P. (“FPL”) to review and provide guidance and recommendations on alternatives or modifications to the Company’s annual cash incentive and long-term equity incentive programs as well as to provide ongoing support to the Compensation Committee, including assistance with benchmarking for Director and executive compensation.  FPL did not provide any other services to the Company in 2011.

The Compensation Committee also consults with senior management and, in particular, the Chief Executive Officer and Senior Vice President-Human Resources in making determinations about the executive compensation program and the compensation of individual executive officers.

The Compensation Committee met six times in 2011.  Each of the members of the Compensation Committee attended all of the Committee’s meetings that occurred while he was a member of the Compensation Committee.  The Compensation Committee conducted a self-evaluation for 2011.

Corporate Governance/Nominating Committee

The Company has a separately designated Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee operates under a written charter approved by the Committee and the Board.  A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.”  In addition, the Company will provide a copy of the charter to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, 850 Clinton Square, Rochester, New York 14604.  The Corporate Governance/Nominating Committee charter is reviewed by the Committee on an annual basis, including in 2011 when no amendments were made.

Pursuant to its charter, the Corporate Governance/Nominating Committee at all times consists of at least three Directors, all of whom are independent Directors and two of whom are the Chairs of the Audit and Compensation Committees.  This Committee currently consists of Stephen Blank, Alan Gosule and Leonard Helbig, each of whom has been determined by the Board to be an independent Director.  Alan Gosule currently chairs the Corporate Governance/Nominating Committee.  Clifford Smith served and was Chair of the Corporate Governance/Nominating Committee prior to the 2011 Annual Meeting of Stockholders.  Following the 2012 Annual Meeting, and contingent upon their re-election to the Board, the Corporate Governance/Nominating Committee will continue to consist of Stephen Blank, Alan Gosule and Leonard Helbig with Mr. Gosule continuing as Chair.

The Corporate Governance/Nominating Committee identifies individuals qualified to become Board members consistent with criteria approved by the Board, evaluates the size, composition and organization of the Board, monitors implementation of specific corporate governance initiatives, reviews any stockholder proposals submitted to the Company and oversees the evaluation of the Board.   A description of the qualifications considered by the Corporate Governance/Nominating Committee for Board nominees and the procedure for stockholder nominations are described earlier in this Proxy Statement.

The Corporate Governance/Nominating Committee met four times in 2011.  Each of the members of this Committee attended all of the Committee’s meetings.  The Corporate Governance/Nominating Committee conducted a self-evaluation for 2011.

Real Estate Investment Committee

The Company has a separately designated Real Estate Investment Committee.  The Real Estate Investment Committee operates under a written charter approved by the Committee and the Board.  A copy of the charter is available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.” In addition, the Company will provide a copy of the charter to anyone, without charge, upon written request addressed to the Corporate Secretary at Home Properties, 850 Clinton Square, Rochester, New York 14604.  The charter for the Real Estate Investment Committee requires that it consist of at least three Directors, at least a majority of whom shall be non-employee Directors.

Stephen Blank, Leonard Helbig, Thomas Lydon, Edward Pettinella and Amy Tait are the current members of the Real Estate Investment Committee.  Amy Tait chairs this Committee.  Nelson Leenhouts served on the Real Estate Investment Committee prior to the 2011 Annual Meeting of Stockholders. Following the 2012 Annual Meeting, and contingent upon their re-election to the Board, the Real Estate Investment Committee will continue to consist of Stephen Blank, Leonard Helbig, Thomas Lydon, Edward Pettinella and Amy Tait, with Amy Tait continuing as Chair.

The purpose of the Real Estate Investment Committee is to review potential acquisitions, dispositions and developments and to approve, or to recommend to the full Board for approval, acceptable transactions pursuant to the authorization parameters established by the Board.

The Real Estate Investment Committee met six times in 2011.  Each of the members of this Committee attended all of the Committee’s meetings.  The Real Estate Investment Committee conducted a self-evaluation for 2011.

BOARD COMPENSATION

The Company changed the compensation arrangements for its non-employee Directors effective July 1, 2011.  From January 1, 2011 to June 30, 2011, the Company paid its non-employee Directors an annual stipend at the rate of $30,000.  An additional annual stipend in the amount of $10,000 was paid to the Chair of each of the Committees.  Nelson and Norman Leenhouts were each paid an additional stipend at the annual rate of $100,000 for their services as Co-Chairs and for additional services to be rendered in connection with the Company’s development, acquisition and disposition activities as well as an additional allowance in the annual amount of $30,000 to reimburse them for costs associated with offices and administrative support that were previously provided by the Company.  Nelson and Norman retired from the Board effective May 3, 2011 so they received a pro-rata share of all of these fees.  Clifford Smith became Board Chair effective May 3, 2011 and was paid an additional stipend at the annual rate of $50,000 pro-rated for 2011.   Prior to July 1, 2011, non-employee Directors were paid $1,400 for attendance (in person or by telephone) at each Board and Committee meeting.  All of the amounts were paid quarterly.  In addition, in 2011, each of the seven non-employee Directors who stood for re-election at the 2011 Annual Meeting of Stockholders was issued 1,352 shares of restricted stock under the Company’s 2011 Stock Benefit Plan.  The shares had a value of approximately $84,000 on the grant date.

Commencing on July 1, 2011 meeting fees payable to the non-employee Directors were eliminated.  Instead, non-employee Directors were paid an additional annual stipend of $20,000 (in addition to the prior annual stipend of $30,000) pro-rated for 2011 to $10,000.  In addition, also commencing on July 1, 2011, non-employee Directors who serve on three or more Committees were paid an additional annual retainer of $5,000, pro-rated to $2,500 for 2011.  The Chair of each Committee continues to be paid an additional annual stipend of $10,000.  All fees continue to be paid on a quarterly basis.

It is expected that the Board will consider whether to make any changes to Board compensation at its May 2012 meeting.  At that time, it will also evaluate and approve any additional equity awards for the non-employee Directors.

Under the Second Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”) approved by the stockholders at the 2005 Annual Meeting, the non-employee Directors can defer up to 100% of their total annual cash compensation (including meeting fees) for three, five or ten years and their compensation in the form of restricted stock for five or ten years.  The Company matches 10% of the deferred cash amount.  The matching amount vests after three years.  A "phantom" stock account is established for each of the Director and the Company contribution amounts.  Each deferral and the Company contribution is reflected by crediting those accounts either: with the phantom equivalent of the number of shares of the Company's Common Stock that could be purchased with the amounts deferred and contributed at the Common Stock's fair market value (composite closing price on the New York Stock Exchange) as of the day before the compensation would otherwise have been paid; or with the number of shares of restricted stock deferred.  Participants' accounts are also credited with the number of shares of the Company's Common Stock that could be purchased with hypothetical dividends that would be paid with respect to shares previously allocated to the accounts on the same date and at the same price that shares are purchased for participants in the dividend reinvestment feature of the Company's Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”).  Payments out of the deferred accounts, upon vesting or otherwise, are made by issuance of Common Stock, except in the event of payment by reason of a change in control in which event payment may be made in cash or by issuance of Common Stock at the election of the Compensation Committee.  The Director Deferred Compensation Plan is designed to provide substantially the same benefits to the non-employee Directors as are provided to eligible employees under the Company's Deferred Bonus Plan (the “Deferred Bonus Plan”).

Directors of the Company who are employees of the Company do not receive any compensation for their services as Directors. All Directors are reimbursed for their expenses incurred in attending Directors' meetings.

The following table summarizes the compensation paid by the Company to non-employee Directors for the year ended December 31, 2011.  There are no amounts to report in the Option Awards, Non-Equity Incentive Plan Compensation and the Change in Pension Value and Nonqualified Deferred Compensation Earnings columns so these have not been included in the table.

2011 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)

Stephen R. Blank	70,700	83,946	9,749	164,395
Josh E. Fidler(1)	18,537	0	12,288	30,825
Alan L. Gosule	56,376	83,946	14,911	155,233
Leonard F. Helbig, III	70,700	91,016	26,848	188,564
Charles J. Koch	49,800	83,946	5,679	139,425
Nelson B. Leenhouts(1)(4)	63,866	0	7,234	71,100
Norman P. Leenhouts(1)	63,866	4,560	14,631	83,057
Thomas P. Lydon, Jr.	49,800	88,926	2,615	141,341
Clifford W. Smith, Jr.	96,282	93,574	30,392	220,248
Paul L. Smith(1)	21,037	0	12,288	33,325
Amy L. Tait	57,000	83,946	14,803	155,749

(1)           The service of each of Josh E. Fidler, Nelson B. Leenhouts, Norman P. Leenhouts and Paul L. Smith terminated on May 3, 2011.

(2)           Each of the listed Directors, except for Josh E. Fidler, Nelson B. Leenhouts, Norman P. Leenhouts and Paul L. Smith, was granted 1,352 shares of restricted stock on May 10, 2011.  This column represents the grant date fair value on the date of issue in accordance with Accounting Standards Codification Topic 718 (“ASC Topic 718”).  For additional information, refer to Note 11 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2011, as filed with the SEC (“2011 Form 10-K”).  The 2011 Form 10-K also is included within the Annual Report delivered to stockholders with this Proxy Statement.  To the extent that a Director has elected to participate in the Director Deferred Compensation Plan, this column also includes the value of the 10% Company match.  Of the amounts listed in this column, the following amounts represent the value of the Company match: Leonard Helbig $7,070; Norman Leenhouts $4,560: Thomas Lydon, Jr. $4,980; Clifford Smith $9,628.

(3)           This column includes:  (a) dividends paid on all shares of restricted stock held by each of the listed Directors whether receipt of the restricted stock was deferred or not; plus (b) value of all hypothetical dividends paid in 2011 on the 10% Company match shares in the listed Director’s deferred compensation account.

(4)           In addition to the above amounts, prior to his retirement from the Board of Directors on May 3, 2011, Nelson Leenhouts received $850 in dividends paid in 2011 on shares of restricted stock issued to him when he was still an employee of the Company.

The following table shows the aggregate number of outstanding shares of restricted stock and options held by each non-employee Director at December 31, 2011:

Name	Restricted Shares(1)	Unvested Options	Vested Options
Stephen R. Blank	4,269	7,479	3,370
Alan L. Gosule	6,307	9,810	30,743
Leonard F. Helbig III	8,365	9,810	10,343
Charles J. Koch	2,628	3,879	970
Thomas P. Lydon, Jr.	1,352	0	0
Clifford W. Smith Jr.	8,882	9,810	22,543
Amy L. Tait	6,307	9,810	10,343

(1)           Some of the Directors deferred receipt of their restricted stock pursuant to the Director Deferred Compensation Plan.  This column includes those shares as follows:  Mr. Helbig - 7,425 shares; Mr. Lydon - 1,352 shares; and Mr. Smith - 7,942 shares.

CORPORATE GOVERNANCE

Code of Ethics

A significant part of the Company’s culture is the focus on “doing the right thing.”  The Company has adopted a Code of Business Conduct and Ethics (“Code of Ethics”) to embody the Company’s commitment to continue to conduct business in accordance with the highest ethical standards.  The Code of Ethics applies to all employees and Directors of the Company.  The Code of Ethics covers such topics as conflicts of interest, proper use of Company property, complete and accurate reporting and disclosure of its business and financial results and compliance with laws.  Each employee and each member of the Board of Directors is required on an annual basis to acknowledge that they have received a copy of and reviewed the Code of Ethics and to disclose any situation that may conflict with the provisions of the Code of Ethics.  Training on the Code of Ethics and ethical behavior is periodically required for all employees.

The Company has also adopted a Code of Ethics for Senior Financial Officers with Certification (“Senior Financial Officer Code of Ethics”) that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer/Treasurer and Controller.  These individuals also are required to comply with the Code of Ethics.

The Code of Ethics and Senior Financial Officer Code of Ethics meet the definition of “Code of Ethics” under the rules and regulations of the SEC and the listing standards of the NYSE.  Both Codes are available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.”  In addition, the Company will provide a copy of the Codes to anyone without charge, upon written request addressed to the Corporate Secretary at Home Properties, Inc., 850 Clinton Square, Rochester, NY 14604.  Amendments to the Code of Ethics and Senior Financial Officer Code of Ethics that apply to the executive officers and Directors of the Company and any waivers granted thereunder to those individuals will be posted on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.”   The Audit Committee of the Board of Directors monitors the implementation and enforcement of both Codes.

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines (the “Guidelines”) which meet the requirements of the listing standards of the NYSE and cover such topics as Director qualifications and responsibilities, Director access to management, and Director orientation and continuing education.  Some specific policies included in the Guidelines follow.

Retirement Age.  The retirement age for Directors is 75.

Change of Employment.  Any Director who changes jobs or employers or otherwise experiences a significant change in job responsibilities is to submit a letter to the Board offering to resign as a Board member.

Other Boards.  Without the approval of the Corporate Governance/Nominating Committee, Directors may not serve on the Boards of more than two additional public companies.

Stock Ownership.  Within five years of becoming a Director of the Company, Directors are required to have equity in the Company having a then current value of not less than $100,000.

Meeting Attendance.  Directors are expected to attend each annual stockholders’ meeting, all Board meetings and meetings of the Committees on which they serve.  All of the then current Directors attended the 2011 Annual Meeting of Stockholders.

Executive Sessions.  The non-management Directors are to meet at least quarterly in executive sessions and, at least once per year, without any Directors who are not independent Directors.  The independent Chair presides at the executive sessions.

A copy of the Guidelines is available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.”  In addition, the Company will provide a copy of the Guidelines to anyone without charge, upon written request addressed to the Corporate Secretary at Home Properties, Inc., 850 Clinton Square, Rochester, NY 14604.

Executive Stock Ownership Guidelines

In keeping with its belief that aligning the financial interests of senior officers of the Company with those of the stockholders will result in enhanced stockholder value, in 2011 the Board established ownership guidelines for those senior officers.  These guidelines provide that, prior to February 2014 or within three years of joining the Company or a promotion, whichever is later, the following officers should own shares equal to the following respective multiple of their annual base salary:  Chief Executive Officer-5 times; Executive Vice Presidents-3 times; and Senior Vice Presidents-2 times.  As of December 31, 2011, all executive officers were in compliance with the guidelines.

A copy of the Executive Stock Ownership Guidelines is available on the Company’s website at www.homeproperties.com under the heading “Investors/Governance Documents Highlights.”  In addition, the Company will provide a copy of the Executive Stock Ownership Guidelines to anyone without charge, upon written request addressed to the Corporate Secretary at Home Properties, Inc., 850 Clinton Square, Rochester, NY 14604.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

The Company's executive compensation philosophy supports its mission of maximizing long-term value for stockholders by rewarding successful execution of its vision and short and long-term strategic and operational goals, which are designed to achieve that mission.  The Company believes that its success, in large part, is attributable to the performance and dedication of its employees and, in particular, to the leadership efforts of its executive officers.  It is therefore important that the interests of executives be aligned closely with the interests of stockholders.

The Company’s executive compensation program for its Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (our “Named Executive Officers”) has the following key objectives:

•	Attraction and Retention: The Company seeks to attract and retain highly capable executives both from within and outside the multifamily REIT industry by offering competitive total compensation.

•
Motivation: The Company endeavors to motivate its executives to maximize the long-term value of the Company by achieving certain operational and financial goals, while at the same time not encouraging unnecessary or excessive risk taking.

•
Linkage: The Company’s executive compensation program is tied directly to the operating, financial and stock performance of the Company since the payout under the bonus plan and the value of equity awards are directly impacted by that performance.  By ensuring that executives are rewarded in step with the Company’s performance, their interests are aligned with the interests of the Company’s stockholders.

2011 Financial Performance

In evaluating the Company’s executive compensation programs and setting compensation for 2011, the Compensation Committee reviewed the Company’s 2011 financial performance.  The Company performed well in 2011 in a weak but recovering economic environment.

•
Growth in Operating Funds From Operations (“OFFO”) of 14% was the second highest in the Company’s history.  (A description of the Company’s calculation of FFO is contained in the 2011 Form 10-K on page 32.  Operating FFO (“OFFO”) is FFO net of certain non-recurring items such as prepayment penalties incurred on the sale of property and costs associated with the acquisition of real estate.)

•
Growth in the Company’s net operating income (“NOI”) was also strong, increasing 7.6% in 2011, well above the average increase of 6.4% for the other 11 companies in the public apartment REIT sector.  This growth comes on top of 2010’s superior NOI performance when the Company led the sector in NOI growth and was one of only three public apartment REITs to report a positive increase in NOI.  (A description of the Company’s calculation of NOI is contained in the 2011 Form 10-K, on page 36.)

•	The Company’s five-year total return was higher than the US REIT Index, the S&P 500 and the Company’s Multifamily Peer Group (listed and defined on page 18).

•	As of December 31, 2011, the Company’s dividend yield also exceeded the average of a similar comparison group as in the previous chart.

•	In 2011, the Company also closed on a record amount of acquisitions.

2011 Compensation Decisions

The Company’s 2010 and 2011 financial performance, including performance relative to peers, along with the individual performance of its executive officers, served as key factors impacting compensation decisions for 2011 in the following ways:

•
The Compensation Committee engaged FPL to conduct an extensive executive compensation benchmarking analysis to ensure that the executives responsible for the Company’s past successful performance and critical to the future success of the Company were being adequately and appropriately compensated in line with market levels and compensation programs.

•
In light of the benchmarking study and, recognizing the fact that during the challenging economic conditions of 2008-2010, some of the executives had received little or no base salary adjustments, the Compensation Committee approved base salary adjustments ranging from 0% to 10% for the Named Executive Officers.

•
Recognizing that the Company’s performance in 2010 had been industry-leading and wanting to reward the Named Executive Officers for that performance and to further align the interests of those executives with the interests of the stockholders, the value of equity grants made in 2011 was increased over 2010 levels for all of the Named Executive Officers.

•
OFFO and NOI continue to be used as the key metrics to determine executives’ annual cash incentive awards.  The Compensation Committee believes that those metrics represent a balanced and consistent tool for evaluating performance.  However, to bring the Company’s annual incentive compensation program more in line with the Company’s peers, the Compensation Committee recommended and the full Board approved certain adjustments to the annual cash incentive plan for 2011.  These included the addition of team and individual effectiveness goals which are addressed in more detail later in this Compensation Discussion and Analysis.  In light of the fact that 2011 results exceeded even the “High” level goals set with respect to both the OFFO and NOI metrics and at least the “Target” level of performance was achieved with respect to the team and individual goals, the Compensation Committee recommended and the Board approved the payment of 100% of the bonus earned by each of the Named Executive Officers.

Based on the continued positive relative financial and operational performance of the Company in 2010 and 2011, the Committee was comfortable adopting the new annual cash incentive program for 2011, and with the amount, balance and structure of the compensation provided to the Named Executive Officers in 2011.

The balance of this Compensation Discussion and Analysis contains a detailed discussion and analysis of the Company’s executive compensation program, including information about 2011 compensation to the Named Executive Officers.  Biographical information about the executive officers of the Company is included in the 2011 Form 10-K, on pages 27 and 28.

Oversight of the Executive Compensation Program

The Compensation Committee (the “Committee”) is responsible for, among other things, establishing, administering and reviewing compensation plans and policies for executive officers and ensuring that these executive officers are compensated in a manner consistent with the philosophy and objectives outlined above.  The Committee also reviews and approves the Company's goals and objectives relevant to compensation of the executive officers, considers the structure of the Company's compensation program as it applies to all employees and administers the Company’s stock option plans (including awards to the executive officers).  When appropriate, the Committee recommends to the full Board changes to the executive and the general compensation plans.  In addition, on an annual basis, the Committee makes specific compensation recommendations to the Board relating to the Company's Chief Executive Officer and approves the compensation for the other executive officers.

For additional information on the members of the Committee and on the structure, scope of authority, and operation of the Committee, see “Compensation Committee” on page 8.

Stockholder Advisory Vote to Approve Executive Compensation

At the Company’s 2011 Annual Meeting of Stockholders, the Company’s stockholders voted to approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.  The Compensation Committee incorporated the result of the stockholder advisory vote as one of many factors it considered in connection with the discharge of its responsibilities and took the result into account in determining executive compensation since the 2011 Annual Meeting of Stockholders. The Compensation Committee viewed the vote as an expression of the stockholders’ general satisfaction with the Company’s current executive compensation programs. Because the stockholders approved the compensation of the Named Executive Officers as described in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders, the Compensation Committee did not implement any changes to the Company’s executive compensation program as a result of or reaction to the stockholder advisory vote.

Setting Executive Compensation

Guiding Principles

It is the Committee's practice to provide a balanced mix of fixed compensation, in the form of salary and 401(k) savings plan match, and incentive compensation both short term, in the form of the annual cash incentive (bonus), and long term, in the form of equity, in order to align the current and long-term interests of executives with that of stockholders and to encourage executives to act in the interest of stockholders. The Committee takes into account the aggregate amount and mix of all components of compensation when considering compensation decisions affecting the Chief Executive Officer and the other executive officers.  Although the Committee does not target a specific level of compensation relative to industry peers, for a typical year its goal is to seek to provide total compensation (consisting of base salary, annual  incentives and equity incentives) between the 50th and 75th percentile of the market with factors such as market capitalization of the peers, an individual’s job performance and length of service, the current recruiting or retention market for the position and the value of the position impacting where the compensation for a particular executive falls within that range.  The Company’s financial and relative performance in a particular year might cause the Committee to make decisions that cause compensation to fall outside of that range for all or some of the executive officers.

The Committee believes it is necessary to assess the components of compensation to ensure that each component contributes appropriately to the achievement of the objectives of the executive compensation program in order to provide a market-competitive level of compensation and benefits, which benefits employees and stockholders alike.  The Committee considers whether any components of executive compensation might lead to excessive risk taking by management and whether any features of the executive compensation program appropriately mitigate any risks.  The Compensation Committee works to ensure that compensation practices and decisions are consistent with the Company’s general risk profile.  It is the Committee's practice to discuss and evaluate data and make the most significant compensation decisions in a multi-step process over more than one meeting, so that Committee members have the ability to consider and discuss alternative courses of action, to request additional information as necessary and to raise and discuss related questions.

Role and Responsibilities

The Compensation Committee has sole authority under its charter to retain advisors and consultants as it deems appropriate.  To assist in evaluating the compensation practices and levels, the Company regularly uses independent compensation consultants to provide benchmarking data, advice and ongoing recommendations regarding executive compensation.  In 2011, the Compensation Committee retained FPL to provide a variety of services for the Committee as described specifically throughout this Compensation Discussion and Analysis.

In addition to considering input provided by its outside consultants, the Committee also considers input from the Chief Executive Officer and the Senior Vice President-Human Resources in making determinations regarding the overall executive compensation program and the individual compensation of the executive officers.  In particular, the Chief Executive Officer annually reviews the performance of each of the executive officers.  He also works with the Company’s Human Resources Department to evaluate each component of compensation paid to the other executive officers separately and then as a whole against industry data, peer data, achievement of corporate and personal objectives and financial performance. The conclusions reached by the Chief Executive Officer and his recommendations for each compensation component for each of the other executive officers are presented to the Committee.  The Committee can exercise its discretion in modifying any recommended component of the executives’ compensation.

The full Board considers written evaluations of the Chief Executive Officer’s performance completed by each member of the Board. It also considers the performance evaluations completed by each of the executive officers who report directly to the CEO.  The Board meets in executive session to approve each component of compensation for the Chief Executive Officer.  Reference in this Compensation Discussion and Analysis to the compensation for the Chief Executive Officer being considered or approved by the “full Board” means the Board meeting in executive session without the presence of the CEO or other Company employees.

Members of the Company's Human Resources Department support the Committee and its work and, in some cases, act pursuant to delegated authority to fulfill various functions in administering the Company's compensation programs.

Competitive Benchmarking in General

As part of its consideration as to the appropriateness of the executive officers' compensation, the Committee reviews market data for executives in the multifamily sector classification of real estate companies and for executives in comparably-sized companies in other sectors of the real estate industry.  The primary benchmark used in 2011 by the Committee for the Chief Executive Officer's compensation, as well as the compensation of the other Named Executive Officers, was the peer group in the multifamily REIT industry (the “Multifamily Peer Group”).  This is the same peer group that is used to calculate the relative NOI component of the annual cash incentive payable pursuant to the Company's incentive compensation plan.  See “Annual Cash Incentive Awards” beginning on page 20.  The Multifamily Peer Group consists of companies against which the Committee and its consultants believe the Company competes for talent and for stockholder investment. The Committee recognizes that the members of the Multifamily Peer Group vary in terms of the size of their market capitalization and takes this variation into account in its use of related data.  In using the data, the Committee also takes into account the Company’s financial performance as compared to that of the Multifamily Peer Group. In connection with compensation decisions made in 2011, the Multifamily Peer Group consisted of the following companies (whose NYSE ticker symbols appear in parenthesis).

•	Apartment Investment & Management Company (AIV)
•	Associated Estates Realty Corporation (AEC)
•	AvalonBay Communities, Inc. (AVB)
•	BRE Properties, Inc. (BRE)
•	Camden Property Trust (CPT)
•	Colonial Properties Trust (CLP)
•	Equity Residential (EQR)
•	Essex Property Trust, Inc. (ESS)
•	Mid-America Apartment Communities, Inc. (MAA)
•	Post Properties, Inc. (PPS)
•	UDR, Inc. (UDR)

The Compensation Committee will periodically review and update the companies that compose its benchmarking group.

Compensation data for peers is taken from their most recently available proxy statements and other public filings and analyzed by members of the Company’s Human Resources Department under the direction of the Compensation Committee with the assistance in 2011 of FPL.  For 2011, the publicly available data was supplemented by peer practices and other information provided by FPL from its proprietary data base.

Multifamily Peer Group data is supplemented by survey data (collectively, the “Survey Data”) obtained from the National Association of Real Estate Investment Trusts (“NAREIT”), which is the trade association for REITs and publicly traded real estate companies with an interest in U.S. property and investment markets, and from Watson Wyatt and Mercer, global human resource consulting and survey firms.  The compensation data from NAREIT reflects the real property sector classification (including multifamily and other real estate sectors) and the compensation data from Watson Wyatt and Mercer reflects services industry companies with comparable revenue within the New York/Northeast and Mid-Atlantic regions.

Typically, for the Chief Executive Officer and the Chief Financial Officer, the Committee reviews the Multifamily Peer Group data to determine the appropriate level of compensation.  For the other Named Executive Officers, peer group data is not as comparable as titles and the responsibilities associated with the positions vary from company to company.  Therefore, with respect to other Named Executive Officers, the Committee and the Chief Executive Officer may rely more heavily on the Survey Data in their compensation deliberations. In certain instances, some interpolation between market data points was made as the responsibilities associated with a Named Executive Officer’s position did not match the responsibilities described as being associated with the data point.

2011 Benchmarking

In 2011, the Compensation Committee engaged FPL to conduct an extensive executive compensation benchmarking analysis as part of a broader compensation engagement.  FPL’s comprehensive analysis of the Company’s executive compensation program addressed base salary levels as well as both annual cash incentive and long-term equity incentive structural design considerations and involved detailed benchmarking of the Multifamily Peer Group.

Based on the weighted average results of FPL’s benchmarking analysis, the Compensation Committee concluded that the 2010 base salaries of the Named Executive Officers, in general, ranked in line with the median peer practices.  With regard to total annual cash compensation, however, the executives’ cash compensation in the aggregate ranked below the median market practices.  Long-term equity compensation also was positioned below the median on an aggregate basis.  The weighted average of total compensation for the Company’s executives therefore ranked below the median market practices.

FPL’s report indicated that the Named Executive Officers’ 2010 total compensation compared to the market was at the 22nd percentile.  As a percentage of market capitalization and total capitalization, 2010 total remuneration for the Named Executive Officers ranked at the 33rd percentile.  Annual cash incentives, on a stand-alone basis for performance year 2010 ranked at the lowest of the Multifamily Peer Group.  For the three-year period 2008 to 2010, reflective of performance years 2008, 2009 and 2010 respectively, the aggregate compensation paid to the Company’s Named Executive Officers ranked at the 34th percentile compared to the Multifamily Peer Group.  With respect to the specific components of compensation, in aggregate, total cash-based compensation (base salary plus annual cash incentive) ranked at the 15th percentile while the value of equity awards was higher, ranking at the 40th percentile.  Based on a related analysis comparing total stockholder return from 2008 to 2010 and compensation provided to the Named Executive Officers over that timeframe, Home Properties ranked fifth out of 12 (including the Company), in terms of the highest amount of total return delivered to stockholders and fifth out of 12 (including the Company), in terms of the lowest aggregate remuneration received.  Combining these two rankings, the Named Executive Officers received the third lowest level of pay with respect to the three-year stockholder return.

Changes to Compensation Programs Resulting from 2011 Benchmarking

FPL’s total compensation analysis pointed to opportunities to address compensation gaps and create further executive/stockholder alignment by enhancing the pay for performance focus of the Company’s incentive plans.  The Compensation Committee focused significant effort on re-designing the corporate annual cash incentive pay-for-performance program for 2011 implementation.  The new annual cash incentive plan design features a mix of financial, management effectiveness and individual goals designed to increase the incentive for the CEO and senior executives’ to deliver stockholder value.  This plan also was implemented for all corporate employees to create a consistent alignment of employee behavior with value creation and to reinforce the Company’s pay-for-performance compensation philosophy.  The revised annual incentive plan is described in more detail later in this Compensation Discussion and Analysis.

The Compensation Committee also re-designed the long-term equity incentive program for the executive team, including the Named Executive Officers, effective in 2012.  The new long-term equity incentive plan features a 75% / 25% split between performance-based and service-based equity awards and will replace the prior equity program for the executive team.  The performance-based portion of the award is based on achieving three total stockholder return measures:  one absolute and two relative measures for a three-year rolling performance period.  The new long-term incentive program is described in more detail later in this Compensation Discussion and Analysis.

2011 Executive Compensation Components

For 2011, the primary elements of compensation for the Named Executive Officers were:

•	base salary,
•	annual cash incentive awards,
•	long-term equity incentive awards,
•	deferred compensation, and
•	retirement and other benefits.

The amount of cash compensation earned in 2011 in the form of salary and bonus in proportion to total compensation for the Named Executive Officers ranges from 45% to 55%, with the Chief Executive Officer receiving the lowest percentage of his total compensation in the form of cash.  The Chief Executive Officer also received the highest percentage among the Named Executive Officers of his cash compensation in the form of bonus rather than salary.  This is consistent with the Compensation Committee’s philosophy that the proportion of an individual’s total compensation that varies with Company performance should increase as the individual’s total compensation and business responsibilities increase.

Base Salary

The Company provides Named Executive Officers and other employees with base salary to compensate them for services rendered during the fiscal year.  Base salaries for the executive officers, including the Named Executive Officers, are established based on the individual’s job responsibilities, performance and experience, including specific experience in the position, the Company’s overall budget for merit increases and benchmarking as described above.  On an annual basis, the Compensation Committee reviews and approves salary adjustments for the executive officers, other than the Chief Executive Officer, based on a review of competitive market data, an assessment of Company performance, as well as recommendations of the Chief Executive Officer. With respect to salary adjustments for the Chief Executive Officer, the Compensation Committee reviews competitive market data, assesses the annual performance reviews for the Chief Executive Officer completed by each member of the Board of Directors and the CEO’s direct reports, assesses Company performance, and, after extensive discussion at a Compensation Committee executive session, makes a recommendation to the full Board for approval during a Board executive session.  As noted above, the 2011 benchmarking conducted with the assistance of FPL demonstrated that the Named Executive Officers’ base salaries were generally in line with median market practices.  However, during the period 2008 to 2010, some of the Named Executive Officers received no or minimal base salary increases despite the Company’s positive performance.  The Compensation Committee therefore approved base salary increases for the Named Executive Officers (except for the CEO) ranging from 0% to 10%.  The Compensation Committee recommended and the Board of Directors approved no increase in the CEO’s base salary in 2011, instead deciding to increase his potential to earn additional amounts under the Company’s re-designed incentive plans.

The approved annual base salaries for the Named Executive Officers for 2011 are listed on the “Summary Compensation Table” on page 30.

Annual Cash Incentive Awards

Significant changes were made to the Company’s Incentive Plan (the “Bonus Plan”) in 2011.  However, the goal of the Bonus Plan remained unchanged, which is to motivate executive officers and certain other full-time employees to maximize the Company's annual operating and financial performance to drive stockholder value and to reward participants based on the Company’s annual performance.

Financial Goals

Prior to 2011, Bonus Plan participants were eligible to earn a cash incentive award based upon the Company’s performance on two measures: (1) growth in the Company’s Operating FFO on a per share diluted basis from the previous year, and (2) “same-store” (for 2011, this would have been properties owned since January 1, 2010) NOI growth from the previous year as compared to the same-store NOI growth for the Multifamily Peer Group.  These same metrics were used in 2011 to determine a portion of each participant’s cash incentive payout ranging from a weighting of 60% to 80%, with the payout for the Named Executive Officers being weighted at the 60% level for these financial components.  When evaluating whether to change the financial metrics used in the Bonus Plan for 2011, the Compensation Committee considered the Company’s strategic, operational and financial objectives, as well as industry-specific metrics typically used by peers, investors and analysts for measuring financial success.  FFO is considered by the Compensation Committee to be an important indicator of the Company’s overall financial performance. Operating FFO is FFO adjusted in order to remove certain non-recurring items, such as prepayment penalties incurred on the sale of property and costs associated with the acquisition of real estate, from the Company’s published FFO.  Same-store NOI relative to the Bonus Peer Group is considered by the Compensation Committee to be an important driver of real estate property values and thus stockholder value.

New for 2011, the Compensation Committee established a Threshold, Target and High level of performance for these Financial Goals.  Each of the levels represents a percentage of the participant’s salary and the goals were established based on the Company’s budget and projections for 2011, which were carefully reviewed by the Compensation Committee and the full Board.  For 2011, the two metrics were weighted equally and were as follows with the actual results as indicated:

Financial Goals	Threshold	Target	High	Results

Growth in OFFO per Share	$3.34	$3.42	$3.50	$3.60
Relative Same-Store NOI Growth	-2.00%	-1.00%	0.00%	+1.20%

Management Effectiveness Goals

Also new for 2011, a portion of the bonus payment for services rendered by the senior management team, including the Named Executive Officers, is based on the level of achievement of certain Management Effectiveness Goals.  These represent collective operational goals which were recommended by the senior management team for approval by the Compensation Committee and the full Board in connection with the Company’s strategic planning process for 2011.  They include goals related to the level of acquisitions and dispositions, growth of the development pipeline and capital markets activities as well as several other management initiatives for 2011.  Threshold, Target and High performance pay-out levels were established by the Compensation Committee.  The level of achievement with respect to the Management Effectiveness Goals is designed to be more subjective than the achievement of the Financial Goals.  Management Effectiveness Goals were weighted at 20% of the bonus potential for all of the Named Executive Officers.  Scoring for the Management Effectiveness Goals was set at 1.0 for Threshold, 2.0 for Target and 3.0 for High.  The Compensation Committee determined that the performance of the senior management team, including the Named Executive Officers, regarding the Management Effectiveness Goals warranted a score of 2.18 or slightly above Target for 2011.  The Board confirmed that level of performance for the Chief Executive Officer.  The Compensation Committee and Board in their deliberations also considered several additional initiatives completed in 2011 by the senior management team that were not originally included as Management Effectiveness Goals established earlier in 2011.

Individual Goals

Individual Goals for 2011 were established by the Compensation Committee for each of the Named Executive Officers.  Mr. Pettinella’s Individual Goals were approved by the Board of Directors.  Individual Goals were weighted at 20% of the bonus potential for all of the Named Executive Officers.  Again, performance levels of 1, 2 and 3 for Threshold, Target and High, respectively were established.  Individual Goals for the Named Executive Officers included the following:

Edward Pettinella:  (i) proactively managing sources and uses of capital; (ii) leading a comprehensive review of the Company’s strategic plan and portfolio allocations; and (iii) attracting, retaining and mentoring a skilled management team.

David Gardner:  (i) supporting the accounting function in certain system upgrades; (ii) successfully refinancing 2011 debt maturities; and (iii) continuing to support accounting function process improvements focusing on operating efficiencies.

Ann McCormick:  (i) obtaining stockholder approval and completing implementation of a new stock benefit plan; (ii) structuring, documenting and implementing a new annual cash incentive plan; and (iii) ensuring continued compliance with SEC and NYSE rules and regulations.

Scott Doyle: (i) completing utility bill pilot and implementing full outsourcing of utility bill payment processing; (ii) reducing frequency of employee injuries and general liability and property claims; and (iii) successfully completing an operating systems upgrade.

John Smith: (i) furthering staff development; (ii) researching new markets; and (iii) enhancing relationships with brokers and potential sellers.

Again, the level of achievement of the Individual Goals is designed to be more subjective than for the achievement of the Financial Goals.  The Compensation Committee determined the level of performance of their Individual Goals by the Named Executive Officers (except for the CEO) after receiving recommendation by Mr. Pettinella.  The performance levels for the Named Executive Officers (except for the CEO) ranged from 2.20 to 2.40, with an average of 2.31.  The Board of Directors determined that Mr. Pettinella’s level of performance with respect to his Individual Goals was 2.38.

Bonus Pay-Out

The following shows the weighting, bonus potential and earned 2011 annual cash incentive payment for each of the Named Executive Officers.

	Weighting	% of Salary			Results ($ and % of Base)
Edward Pettinella		Threshold	Target	High
Financial Goals	60%	36%	72%	108%	$594,000	108.0%
Management Effectiveness	20%	12%	24%	36%	143,880	26.2%
Individual Goals	20%	12%	24%	36%	156,750	28.5%
Total		60%	120%	180%	$894,630	162.7%

	Weighting	% of Salary			Results ($ and % of Base)
David Gardner		Threshold	Target	High
Financial Goals	60%	27%	54%	81%	$275,212	81.0%
Management Effectiveness	20%	9%	18%	27%	66,663	19.6%
Individual Goals	20%	9%	18%	27%	73,390	21.6%
Total		45%	90%	135%	$415,265	122.2%

	Weighting	% of Salary			Results ($ and % of Base)
Ann McCormick		Threshold	Target	High
Financial Goals	60%	27%	54%	81%	$240,469	81.0%
Management Effectiveness	20%	9%	18%	27%	58,247	19.6%
Individual Goals	20%	9%	18%	27%	62,789	21.1%
Total		45%	90%	135%	$361,505	121.7%

	Weighting	% of Salary			Results ($ and % of Base)
Scott Doyle		Threshold	Target	High
Financial Goals	60%	18%	36%	54%	$146,812	54.0%
Management Effectiveness	20%	6%	12%	18%	35,562	13.1%
Individual Goals	20%	6%	12%	18%	37,111	13.7%
Total		30%	60%	90%	$219,485	80.8%

	Weighting	% of Salary			Results ($ and % of Base)
John Smith		Threshold	Target	High
Financial Goals	60%	18%	36%	54%	$140,288	54.0%
Management Effectiveness	20%	6%	12%	18%	33,980	13.1%
Individual Goals	20%	6%	12%	18%	34,293	13.2%
Total		30%	60%	90%	$208,561	80.3%

The Compensation Committee has discretion to determine and recommend to the Board what portion of the annual cash incentive otherwise earned should be paid to the Chief Executive Officer.  In making its determination as to what portion of the 2011 annual cash incentive (paid in 2012) should be paid to the Chief Executive Officer, the Compensation Committee considered a variety of factors including the level of performance with respect to the 2011 goals under the Bonus Plan, leadership and managerial competencies, execution of the Company’s business plan and overall business strategy, the Company’s absolute and relative financial performance, as well as results from the performance appraisals completed by Directors and the Chief Executive Officer’s direct reports.   Specifically for 2011, the Committee considered the following:

•	Growth in FFO for 2011 was 14%, the second highest in the Company’s history.

•
The Company had a record year for acquisitions adding eight properties for a total of 2,817 units.  The total acquisition price was $501 million and the properties produced an immediate positive impact on FFO.

•
Management led several successful initiatives to improve the Company’s liquidity and balance sheet including an offering of 6 million shares of common stock, repurchasing $140 million of its outstanding 4.125% Exchangeable Senior Notes, increasing its unsecured line of credit by $100 million to $275 million, entering into a $250 million unsecured term loan and placing $150 million of unsecured notes.

•	The annual employee turnover rate had decreased to approximately 24%, the lowest since 2002, when tracking of this measurement began.

The Committee considered the above factors, along with the very favorable evaluation of Mr. Pettinella by senior management and the Board, and in February 2012 recommended, and the Board approved payment to the Chief Executive Officer of 100% of his earned 2011 annual cash incentive.  With respect to determination of final annual cash incentive awards to other executive officers, including the Named Executive Officers other than the Chief Executive Officer, up to 50% of the award payment is discretionary.  The Compensation Committee determines what portion of the annual incentive otherwise earned should be paid to the executive officers through the evaluation of various performance criteria, including the results of the participant’s department, the participant’s performance, and the participant’s relative influence on the Company’s performance.  The Compensation Committee also takes under advisement the recommendations of the Chief Executive Officer.  Based on the Compensation Committee’s consideration of all of these criteria, each of the other Named Executive Officers received 100% of the 2011 annual cash incentive earned under the Bonus Plan.

From time to time, the Committee may decide to provide more than the amount of the cash incentive award earned under the Bonus Plan in recognition of extraordinary efforts.  Reasons for this extra payment could include successful completion of a special project, singular leadership on an important initiative and a temporary or short-term significant increase in job responsibilities.  No amounts in excess of the amounts earned under the terms of the Bonus Plan were awarded to the Named Executive Officers with respect to their 2011 annual cash incentive.

On an annual basis, the Company enters into a Bonus Repayment Agreement with each of the Named Executive Officers and all other executive officers as well as the Controller.  The Agreement states that the Company may recover cash incentive compensation in the event of a restatement of financial results.  Under the Agreement, each individual is required to return to the Company so much of the cash bonus paid to them for services rendered during the restated period that would not have been paid if the restated financial results originally had been stated correctly.

Awards made to the Named Executive Officers under the Bonus Plan in 2012 for performance in 2011 are reflected in the “Summary Compensation Table” on page 30.

2011 Long-Term Equity Incentive Awards

Equity incentive awards are provided to the Company’s Named Executive Officers, as well as other key employees, in order to increase their personal stake in the Company’s success and motivate them to enhance the long-term value of the Company. Although the Compensation Committee does not target a specific mix of equity versus cash compensation when setting awards each year, it does strive to deliver a relatively large portion of the Named Executive Officers’ overall compensation in the form of equity.

By using a mix of stock options and restricted stock, the Company is able to encourage employees to seek long-term appreciation in the value of the Company's Common Stock and retain key employees.  On an annual basis, the Compensation Committee reviews and approves the equity incentives to be issued to each of the Named Executive Officers for that year.  At the same time, it makes a recommendation relating to the Chief Executive Officer to the full Board for approval at an executive session.

In determining equity incentive awards for 2011, the Compensation Committee reviewed stock compensation of the Chief Executive Officer and each of the other executive officers in light of various factors, including both Company and individual performance for the prior year, the other elements of their compensation, their overall equity interest in the Company, a comparison to the Multifamily Peer Group, the value of long-term compensation paid to other executive officers of the Company, and in the case of the executive officers other than the Chief Executive Officer, the CEO’s recommendation.  For 2011, the Compensation Committee determined that a mix of approximately 75% restricted stock and 25% options for the regular annual awards was appropriate for the senior executives.

The level of stock awards to be granted is based on the dollar value of the grant when made rather than a fixed number of shares.  The Committee adjusts the value and the mix on an annual basis depending on various factors including the competitiveness of the executive’s overall total compensation and the executive’s performance.  For 2011 grants, there was no established target for long-term equity incentive awards for any of the Named Executive Officers either as a dollar value or as a percentage of their total compensation.

Equity incentive awards made to the Named Executive Officers in 2011 are described in the “2011 Grants of Plan-Based Awards Information” on page 31.  These awards include an additional one-time grant of restricted stock to Mr. Gardner (valued at approximately $110,000) and Mr. Smith (valued at approximately $50,000) in recognition for special performance.

The Compensation Committee follows a strict grant date pricing policy.  The value of restricted shares awarded and the exercise price of options granted is the price of a share of the Company’s Common Stock as of the close of business on the grant date.  With respect to the annual issuance of options and restricted stock, the grant date is set by the Compensation Committee at its first meeting each year and must: (1) be a business day on or after the date that the grant is approved by the Compensation Committee or the Board of Directors, as applicable; and (2) must occur during the trading window (pursuant to the Company’s internal policies) next following the approval date.  With respect to equity issuances to new employees, the grant date is the first day of the trading window following the date of the next regularly scheduled Compensation Committee meeting to occur following the hire date.  This policy ensures that grants are made shortly after earnings announcements so that the market has fully adjusted for the results before the grants are made.

2012 Performance-Based Equity Plan

In November 2011, the Board approved a performance-based equity plan for administering awards under the Company’s 2011 Stock Benefit Plan for the executive officers, including the Named Executive Officers.  It is a subplan of the 2011 Stock Benefit Plan, approved by the stockholders at their 2011 Annual Meeting.  The initial grants made under the performance-based plan were made in February 2012.  This plan will replace the prior equity program for the executive officers, except one additional grant will be made in May 2012 under the prior program as a reward for 2011 service.

Key plan highlights are as follows:

•	This is a forward-looking grant plan on a three-year rolling performance period with the initial period running from January 1, 2012 to December 31, 2014.

•	It is expected that each year in February a new grant will be made based on a three-year rolling period, for example:

- January 1, 2013 to December 31, 2015
- January 1, 2014 to December 31, 2016
- January 1, 2015 to December 31, 2017

•	Under this new plan, 75% of the total award value is performance-based and subject to three Total Shareholder Return (“TSR”) performance measures.

•	Twenty-five percent of the award is time-based, otherwise known as service-vested and subject to continued employment with the Company. These awards vest over three years.

•
The equity award takes the form of Restricted Stock Units, or “RSU”s.  Upon fulfillment of the restrictions, the executive is eligible to receive one share of Common Stock for each RSU.  In this plan, the “restrictions” are fulfilled by achieving established performance measures (75%) and/or by service and time (25%).

Performance Measures for the Performance-Based Component

The new equity performance program has three TSR performance measures:

• Absolute – Home Properties TSR weighted 50% (“Absolute TSR”)
• Relative – NAREIT All Equity REIT Index weighted 25% (“All REIT TSR Index”)
• Relative – NAREIT Apartment Index weighted 25% (“Apartment TSR Index”)

At the end of the three-year performance period, ending December 31, 2014, the Company’s TSR results will be compared to the Threshold, Target and High hurdles established at the beginning of the three-year performance period.

The hurdles are as follows:

2012 – 2014 Performance Goals
Performance Requirements	Threshold	Target	High

Absolute TSR	7%	9%	11%

All REIT TSR Index	Absolute TSR is within 350 basis points below the index return	Absolute TSR is within 100 basis points below or above the index return	Absolute TSR is greater than 250 basis points above the index return

Apartment TSR Index	Absolute TSR is within 350 basis points below the index return	Absolute TSR is within 100 basis points below or above the index return	Absolute TSR is greater than 250 basis points above the index return

So long as Home Properties’ TSR results meet the Threshold hurdle for any of the three performance measures, an equity award will be granted.  Equity grant levels were established as a dollar value for each executive officer, including the Named Executive Officers, at each of the three hurdles, based on a percentage of base salary.  The number of RSUs was determined by dividing the dollar value by the closing stock price on the NYSE on February 14, 2012, the grant date.  The grant levels were established using factors similar to those used in establishing the levels for the annual cash incentive program, including level of responsibility with the Company and internal and external equity considerations.  The grant levels for the Named Executive Officers for the 2012-2014 performance period are as follows:

		2012 – 2014 Performance-Based Grant Levels
Name	Time-Based # of RSUs	Threshold # of RSUs	Target # of RSUs	High # of RSUs

Edward Pettinella	8,112	8,113	24,339	40,564
David Gardner	2,865	2,866	8,598	14,329
Ann McCormick	2,022	2,023	6,069	10,115
Scott Doyle	1,622	1,623	4,868	8,113
John Smith	1,228	1,229	3,686	6,143

Dividends Equivalent Rights

Under this new plan, each RSU granted has a Dividend Equivalent Right (“DER”) associated with it.  DERs are paid by creating a hypothetical account with the amount of cash equal to the dividends that would have been paid on the vested RSUs if they had actually been outstanding shares of Common Stock on the dividend payment dates.  DERs are paid in cash for the time-based RSUs upon vesting. DERs for performance-based grants will be tracked and only paid in cash upon vesting contingent upon achievement of the established performance measures.

May 2012 Equity Grants

The new performance-based equity plan is designed to be a “forward-looking plan” meaning grants are subject to performance for a future period of time.  Annual grants previously made were “backward-looking” in that the grants provided each year rewarded the recipient for performance delivered in the prior year.

In May 2012, it is expected that the executive officers, including the Named Executive Officers, will be awarded additional equity as a reward for 2011 performance.  It is also expected that this will be the last equity grant to the executive officers of this nature and that in the future all equity grants will be RSUs issued in three-year performance and service periods as described above.

Conclusion

The Compensation Committee and the full Board approved the performance-based equity plan for the executive officers, including the Named Executive Officers, to bring the Company’s long-term equity incentive compensation program more in line with market practices and to further align performance with stockholder value for the senior executives who most impact performance.  The Compensation Committee believes that RSUs tend to have a strong retention value, even when the Company’s stock price declines, and require fewer shares to deliver the same grant value as stock options.  The equity grants are issued under the Company’s 2011 Stock Benefit Plan, approved by the stockholders at the 2011 Annual Meeting.

Deferred Compensation

The Company has a Deferred Bonus Plan which permits certain employees with annual compensation of $110,000 or more, including the Named Executive Officers, to defer up to 100% of their annual cash bonus awarded under the Bonus Plan for three, five or ten years.  As additional incentive for deferring the receipt of annual cash bonuses, the Company matches 10% of the amount deferred.  The Company match vests after three years.  Payout at the end of the deferral period is made in the form of the Company’s common stock.

In 2011, the Board of Directors also approved a Nonqualified Voluntary Deferred Compensation Plan (the “Deferred Compensation Plan”), which permits certain employees with annual compensation of $115,000 or more, including the Named Executive Officers, to defer up to 50% of their base salary for three, five or ten years.  The Company does not provide any match with respect to the deferred amounts.  Payout at the end of the deferral period is made in the form of cash.  The first deferrals permitted under this Deferred Compensation Plan relate to base salary paid in 2012.

The purpose of the Deferred Bonus Plan and the Deferred Compensation Plan is to assist key employees with their individual tax and financial planning and to permit the Company to remain competitive in attracting, retaining, motivating and rewarding key employees who can directly influence the Company’s operating results.

Further details with respect to the Deferred Bonus Plan and voluntary deferrals under that Plan are provided in the “2011 Summary Compensation Information” on page 29 and in “2011 Nonqualified Deferred Compensation” on page 35.

Retirement and Other Benefits

401(k) Savings Plan

Under the 401(k) Savings Plan, all Company employees, including the Named Executive Officers, earn the right to receive certain benefits upon retirement.  The Company will match 75% of the first 4% of each participant’s contribution not to exceed up to 3% of that participant’s eligible wages.

The Company believes that it has an appropriately competitive 401(k) Savings Plan for all of its employees and therefore does not provide any additional retirement benefits to executives.

Disability Supplemental Income Protection Plan

All employees are eligible to participate in the Company’s disability plan.  In addition, employees who earn over $60,000 and who participate in the Bonus Plan above a certain assigned level are provided benefits under the Company’s Supplemental Income Protection Plan. This is a long-term disability plan that provides, among other things, 75% income replacement for total disability and return-to-work benefits such as rehabilitation services and recovery benefits.  The Company affords this benefit to its key employees, including the Named Executive Officers, in order to provide competitive employee benefit programs and to help mitigate any loss of income by a key employee due to a long-term disability.

Health and Life Insurance

Health and life insurance benefits are provided to the Named Executive Officers on the same basis as they are provided to other employees of the Company.

Perquisites and Other Personal Benefits

The Committee has adopted and the Board has approved a policy of not providing perquisites to its executives unless they also are available to all other full-time employees of the Company.  For example, the Company does not provide payment or reimbursement for costs associated with the use of Company vehicles, country club memberships, tax preparation and financial consulting fees or similar benefits frequently provided by other companies (“Perquisites”).  The Company believes that other elements of its compensation program sufficiently attract and retain superior employees for key positions and there is no present need to provide perquisites and other personal benefits frequently provided by other companies.

Employment Agreements

In general, it is the Company’s policy not to enter into employment agreements with, or provide executive severance benefits (other than change in control arrangements described below) to its executive officers.  As a result, the Named Executive Officers serve at the will of the Board of Directors.  The only exception to this policy is the individual employment agreement with Mr. Pettinella, which was originally entered into on May 17, 2004 (the “2004 Employment Agreement”) and which was amended and restated effective January 1, 2007.  The 2004 Employment Agreement as amended and restated provided that Mr. Pettinella would continue to serve as President and Chief Executive Officer of the Company until December 31, 2008.  The term of the 2004 Employment Agreement subsequently was extended to December 31, 2010, with no other changes.

On December 29, 2010, the Company entered into a new employment agreement with Mr. Pettinella (the “2010 Employment Agreement”). The 2010 Employment Agreement was effective January 1, 2011.  The Compensation Committee retained FPL to provide market information on chief executive officer compensation as well as to review the terms of the 2010 Employment Agreement to ensure that they were consistent with the market data.  The 2010 Employment Agreement provides that Mr. Pettinella will continue to serve as President and Chief Executive Officer of the Company until December 31, 2013.  It specifies a minimum base salary of $550,000 but does not specify a fixed incentive compensation or the level of stock option grants and restricted stock awards, each of which is at the discretion of the Compensation Committee of the Board of Directors.  However, he is assured of the payment of a 2.9 multiple of his salary and bonus (the “Severance Benefits”) in the event that the agreement is terminated by the Company without cause or by Mr. Pettinella with good reason.  The bonus payment is to be 2.9 times the greater of:  (i) his target bonus for the year termination occurs; or (ii) the average bonus paid to Mr. Pettinella for services rendered in the three years prior to termination.  In the year following termination, he also is to be paid the amount of annual cash incentive compensation that he would have earned at the target level pro-rated for the portion of the year that he was an employee.  In the event of the termination of his employment by reason of death or disability, he is entitled to 1.0 times the Severance Benefits.  In addition, upon the occurrence of any of the termination events described above all stock options held by Mr. Pettinella become exercisable and remain so for one year and all restricted shares held by Mr. Pettinella vest.  Performance-based awards vest at the greater of:  (i) the target amount (if any); and (ii) a pro-rata amount based on performance from the commencement of the performance period through the date of termination.  He is also entitled to the continuance of his fringe benefits for two years following termination.  In the event of a change in control, Mr. Pettinella is entitled to receive the benefits provided under the Executive Retention Plan (described below), except he would receive three times his base salary and bonus amount instead of two times as provided to certain other beneficiaries of that plan.  In the case of retirement, he only is entitled to benefits generally provided to other salaried employees as described below.  The Committee and the full Board believe that Mr. Pettinella’s agreement is in the best interest of the Company and its stockholders in order to provide stability to the Company and that it is an appropriate expression of their confidence in Mr. Pettinella and represents a level of commitment to Mr. Pettinella that is necessary in order to retain the services of a talented executive in a competitive market.  Mr. Pettinella’s agreement also includes non-compete and confidentiality provisions, and the Committee and the full Board also believe that these commitments are of significant value to the Company and its stockholders.

Change in Control Arrangements

In 1999, the Compensation Committee and the full Board determined that it was in the best interest of the Company and its stockholders to assure that the Company will have the continued dedication of its key executives and employees in the event of a threat or occurrence of a change in control.  They continue to believe that it is in the best interests of the stockholders to diminish the inevitable distraction of these individuals because of personal uncertainties and risks created by possible consolidation in the REIT industry and to encourage the executives’ full attention and dedication to the Company’s business currently and in the event of any threatened or pending change in control.  As a result, the Company adopted an Executive Retention Plan that provides for severance benefits to the Company’s officers, including the Named Executive Officers, and certain employees, upon a change in control.  The Committee and the full Board believe that the triggering events stipulated in the Executive Retention Plan for equity acceleration are appropriate so that key executives and employees remain with the Company despite a climate of industry consolidation.

In 2011, the Board approved the adoption of an Amended and Restated Executive Retention Plan.  The revised plan eliminated the excise tax gross-up payment to certain executives, including the Named Executive Officers, and the rights, under the earlier plan, of those executives to terminate employment for any reason during a 30-day window following the one-year anniversary of the change in control.  The Committee and the full Board have reviewed the change in control plans of the Multifamily Peer Group described above and determined that the arrangements under the Executive Retention Plan as revised are competitive with those of other companies in the REIT industry.  Severance benefits for the Named Executive Officers under the revised Executive Retention Plan provide that if, within two years following a change in control, an executive’s employment is terminated by the Company other than for cause, or by the executive with good reason,  the executive is eligible to receive:  (1) two times base salary and two times the greater of:  (a) the target bonus for the year termination occurs; or (b) the average bonus paid to the executive in the three years prior to termination; and (2) payment of accrued/deferred bonus amounts.  In addition, all stock options and restricted stock outstanding become fully vested.

Pursuant to the 2010 Employment Agreement, the benefits to be paid to the Chief Executive Officer under the Executive Retention Plan are the same as those provided in the Executive Retention Plan to other Named Executive Officers, except that the Chief Executive Officer is paid three times his base salary and three times the bonus amount.  The Committee believes that this level of change in control severance benefit is appropriate to ensure Mr. Pettinella’s full attention to the Company’s business and the stockholders’ best interests in light of the consolidation environment in the REIT industry and in order to be competitive with the benefits provided by other companies in the REIT industry.

A more detailed description of the Executive Retention Plan and a schedule showing the amount of estimated payments and benefits payable to the Named Executive Officers upon various termination scenarios and a change in control are disclosed under “Potential Payments upon Termination or Change in Control” beginning on page 36.

Tax Implications - Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on the Company’s tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance related, non-discretionary and has been approved by the Company’s stockholders.  The Company believes that, because it qualifies as a REIT under the Code and pays dividends sufficient to minimize federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will generally not affect the Company’s net income.  The Compensation Committee’s compensation policy and practices therefore are not directly guided by considerations relating to Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the above Compensation Discussion and Analysis with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee,

Leonard F. Helbig, III, Chair
Charles J. Koch
Thomas P. Lydon, Jr.

2011 SUMMARY COMPENSATION INFORMATION

As described in the “Compensation Discussion and Analysis”, the Named Executive Officers are compensated with a combination of salary, non-equity incentive compensation, equity compensation and certain other benefits.  Perquisites are not provided to executives unless they also are available to all other full-time employees of the Company.

Of the Named Executive Officers, only Edward Pettinella has an employment agreement.  The level of incentive compensation and equity grants are, pursuant to the terms of both the 2004 Employment Agreement and the 2010 Employment Agreement, to be determined by the Compensation Committee and approved by the Board.  There are no minimum or maximum levels provided in either agreement, other than his current base salary of $550,000 is set as the minimum level for that component of his compensation under the 2010 Employment Agreement.

Prior to 2009, the Compensation Committee (and, in the case of the Chief Executive Officer, the Board of Directors) approved salary adjustments at their February meetings.  The adjustments were effective in mid-March of each year.  Beginning in 2009, the Compensation Committee (and in the case of the Chief Executive Officer, the Board of Directors) approves salary adjustments at their May meetings.  This gives the Compensation Committee the opportunity to review more current data for the peer companies.  It also results in salary adjustments and equity grants being considered and approved at the same time.  Salary adjustments are retroactive to March 15.

The salaries listed therefore reflect the salary paid during the specified year at the level approved in February or May of the prior year, as applicable, for the period from January 1 to March 15 of the specified year and the salary level approved in February or May, as applicable, of the specified year for the period from March 16 to December 31 of that year.

Amounts listed in the table under Non-Equity Incentive Plan Compensation represent payments received by the Named Executive Officers under the Bonus Plan for services rendered in 2009, 2010 and 2011.  Payment of the 2011 amount was approved by the Compensation Committee (and, in the case of the Chief Executive Officer, the Board of Directors) at their February 2012 meetings and payment was made in February 2012.  The Bonus Plan is described in more detail in the above “Compensation Discussion and Analysis.”

Pursuant to the Deferred Bonus Plan, eligible employees, including the Named Executive Officers, can elect to defer up to 100% of their bonus under the Bonus Plan for three, five or ten years.  The Company matches 10% of the amount deferred (referred to as the “10% Company Match”), which amount vests after three years.  A "phantom" stock account is established for both amounts.  Each deferral and 10% Company Match is reflected by crediting those accounts with the number of shares of the Company's Common Stock that could be purchased with the amounts deferred and contributed at the Common Stock's fair market value as of the day before the bonus would otherwise have been paid.  The equivalent of dividends on those shares is also credited to the accounts at the time dividends are paid on the Company's Common Stock.  Shares that could be purchased with the hypothetical dividends are credited to accounts at the same price that shares are purchased for participants under the dividend reinvestment feature of the Company's DRIP.  Payments out of deferred accounts, upon vesting or otherwise, are made by issuance of Common Stock, except in the event of payment by reason of a change in control in which event payment may be made in cash or by issuance of Common Stock at the election of the Compensation Committee.

The following table sets forth the compensation paid to or earned by the Named Executive Officers during 2009, 2010 and 2011.  There are no amounts to report in the Bonus and Change in Pension Value and Nonqualified Deferred Compensation Earnings columns so they have not been included.  Annual cash incentives under the Company’s Bonus Plan, whether paid or deferred, are listed below under the Non-Equity Incentive Plan Compensation column.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Edward J. Pettinella,	2011	550,000	1,237,454	412,497	894,630	129,438	3,224,019
President and Chief	2010	550,000	1,089,993	329,999	463,335	110,258	2,543,585
Executive Officer	2009	550,000	725,969	593,996	346,071	100,124	2,316,160

David P. Gardner,	2011	339,768	588,116	159,369	415,265	58,794	1,561,312
Executive Vice President	2010	338,888	427,223	125,748	197,650	49,478	1,138,987
and Chief Financial Officer	2009	334,970	276,624	226,348	145,913	48,328	1,032,183

Ann M. McCormick,	2011	296,875	371,236	123,748	361,505	45,428	1,198,792
Executive Vice President	2010	285,000	326,204	108,750	166,222	41,409	927,585
and General Counsel	2009	282,308	226,588	185,397	122,974	41,711	858,978

Scott A. Doyle,	2011	271,875	365,158	116,246	219,485	39,863	1,012,627
Senior Vice President	2010	260,000	268,390	87,499	117,944	33,083	766,916
	2009	257,933	157,258	125,098	87,388	30,893	658,570

John E. Smith,	2011	259,792	348,077	99,371	208,561	35,712	951,513
Senior Vice President	2010	240,000	213,735	71,249	108,872	29,871	663,727
	2009	240,000	156,720	128,249	81,312	30,103	636,384

(1)           Each of the Named Executive Officers contributed a portion of their salary to the Company’s 401(k) Savings Plan.

(2)           This column represents the grant date fair value of restricted stock granted in the year indicated in accordance with ASC Topic 718 except, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  Fair value for restricted stock is calculated using the closing price of the Company’s Common Stock on the grant date.  For additional information, refer to Note 11 of the Company’s financial statements in the 2011 Form 10-K.  To the extent that a Named Executive Officer has elected to participate in the Deferred Bonus Plan, this column also includes the value of the 10% Company Match.  Of the amounts listed in this column, the following amounts represent that Match for 2009, 2010 and 2011 respectively:  Mr. Doyle $4,369, $5,897 and $16,461.

(3)           This column represents the grant date fair value on the date of issue of options granted in the year indicated in accordance with ASC Topic 718.  This value was calculated using the Black-Scholes formula.  The formula resulted in a grant date fair value of $9.95 per share.  For additional information on the valuation assumptions with respect to the 2011 grants, refer to Note 11 of the Company’s financial statements in the 2011 Form 10-K.

(4)           This column represents the payments received by the Named Executive Officers for services rendered in the year indicated pursuant to the Company’s Bonus Plan.  The following Named Executive Officer deferred a portion of the 2009, 2010 and 2011 payment pursuant to the Company’s Deferred Bonus Plan as follows: Mr. Doyle $43,694, $58,972 and $164,613.  The gross payment (before deferral) is listed in this column.

(5)           This column represents (a) $7,350 a year for 2009, 2010 and 2011 for each of the Named Executive Officers as the Company’s contribution under the Company’s 401(k) Savings Plan plus (b) dividends paid in 2009, 2010 and 2011, respectively on all shares of restricted stock held by each of the Named Executive Officers as follows:  Mr. Pettinella $92,774, $102,908 and $122,088; Mr. Gardner $40,471, $41,897 and $51,444; Mrs. McCormick $33,221, $33,492 and $37,858; Mr. Doyle $21,715, $23,825 and $30,117; and Mr. Smith $22,903, $22,671 and $28,362 plus (c) the value of all hypothetical dividends paid in 2009, 2010 and 2011, respectively on the 10% Company Match shares in the accounts of the following Named Executive Officers pursuant to the Company’s Deferred Bonus Plan:  Mr. Gardner $507, $231 and $0; Mrs. McCormick $1,140, $567 and $220; and Mr. Doyle $1,828, $1,908 and $2,396.

2011 GRANTS OF PLAN-BASED AWARDS INFORMATION

All stock options and shares of restricted stock were issued pursuant to the Company’s 2011 Stock Benefit Plan.

Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.  Individuals receiving restricted stock awards have voting rights and are entitled to receive dividends or dividend equivalents prior to vesting.

To further enforce the Company’s focus on long-term stock appreciation and support retention of key executive talent, stock options generally vest 20% per year over the first five years of the ten-year option term and restricted stock grants generally vest 25% per year over a four-year period.  However, in the event of termination of employment due to total disability, death, or retirement, stock options vest immediately and are exercisable for the lesser of one year or the remaining option term, except that for executive officers, stock options do not vest automatically upon retirement but continue to vest as scheduled and are exercisable for the remaining option term.  Additionally, in the event the Company terminates the employment of an option holder for any reason except “good cause,” stock options vest immediately and are exercisable for the lesser of one year or the remaining option term. Restricted stock vests upon termination of employment due to total disability or death.  In the event of retirement, restricted stock awards continue to vest as scheduled.  Upon a change in control, stock options and restricted stock outstanding as of the change in control date vest immediately, except for equity issued under the Company’s 2000 Stock Benefit Plan, which requires termination of employment for vesting to occur.

The following table provides information about plan-based awards granted to the Named Executive Officers in 2011.  These awards consist of stock options, restricted stock, cash paid pursuant to the Bonus Plan and, if applicable, the value of the 10% Company Match made pursuant to the Deferred Bonus Plan.  There are no amounts to be reported in the Estimated Future Payouts Under Equity Incentive Plan Awards column for 2011 so it has not been included.

The stock options granted to the Named Executive Officers have the same term (ten years) and vesting (20% per year) as the options granted to other employees in 2011.  Restricted shares granted to the Named Executive Officers vest on the same terms as the restricted shares granted to other employees in 2011 (25% per year).  The only criteria for vesting is continued employment.

The phantom shares issued in connection with the 10% Company Match vest after three years.  The only criteria for vesting is continued employment.

2011 GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Plan Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Units (#)(3)	Options (#)(4)	Awards ($/Sh)(5)	Awards ($)(6)

Edward J. Pettinella	Bonus Plan		330,000	660,000	990,000
	Stock Plan- Options	5/10/11					41,457	62.09	412,497
	Restricted Stock	5/10/11				19,930			1,237,454

David P. Gardner	Bonus Plan		153,000	306,000	459,000
	Stock Plan- Options	5/10/11					16,017	62.09	159,369
	Restricted Stock	5/10/11				9,472			588,116

Ann M. McCormick	Bonus Plan		135,000	270,000	405,000
	Stock Plan- Options	5/10/11					12,437	62.09	123,748
	Restricted Stock	5/10/11				5,979			371,236

Scott A. Doyle	Bonus Plan		82,500	165,000	247,500
	Stock Plan- Options	5/10/11					11,683	62.09	116,246
	Restricted Stock	5/10/11				5,616			348,697
	Deferred Bonus Plan	2/22/12				283			16,461

John E. Smith	Bonus Plan		79,500	159,000	238,500
	Stock Plan- Options	5/10/11					9,987	62.09	99,371
	Restricted Stock	5/10/11				5,606			348,077

 (1)           The Board of Directors has a formalized grant date pricing policy.  The value of restricted shares awarded and the exercise price of options granted is the price of a share of the Company’s Common Stock as of the close of business on the grant date.  With respect to the annual issuance of options and restricted stock, the grant date is set by the Compensation Committee at its first meeting each year and must:  (1) be a business day on or after the date that the grant is approved by the Compensation Committee or the Board of Directors, as applicable; and (2) must occur during the trading window (pursuant to the Company’s internal policies) next following the approval date.  In 2011, the Compensation Committee approved the equity awards to the Named Executive Officers, other than Mr. Pettinella, on May 2, 2011 and the Board approved equity awards to Mr. Pettinella on May 3, 2011.  The Compensation Committee selected May 10, 2011, the first day of the first trading window following the approval date, as the grant date.  The restricted stock is valued and the option exercise price for the 2011 grants is based on the closing price of the Company’s Common Stock on May 10, 2011.

(2)           These columns represent amounts that could have been paid to the Named Executive Officers under the Company’s Bonus Plan for services rendered in 2011.  That Plan is described in more detail in the “Compensation Discussion and Analysis.” The actual amounts paid in February 2012 for services rendered in 2011 are listed under 2011 in the “Summary Compensation Table” on page 30.

(3)           This column represents restricted stock awarded to each of the Named Executive Officers in 2011 and phantom shares credited to the deferred bonus account of Mr. Doyle, in connection with the 2011 10% Company Match under the Deferred Bonus Plan.  While Mr. Doyle’s phantom shares were credited in 2012 when the bonus relating to the 2011 service was paid, they are included in the table since they relate to 2011 compensation.  Only Mr. Doyle deferred any portion of his 2011 bonus.

(4)           This column represents options granted to the Named Executive Officers in 2011.

(5)           The exercise price is the closing price ($62.09) on the grant date (May 10, 2011) as provided in the 2011 Stock Benefit Plan.

(6)           For stock options, grant date fair value is calculated using the Black-Scholes formula.  For additional information on the valuation assumptions, refer to Note 11 of the Company’s financial statements in the 2011 Form 10-K.  For options, the Black-Scholes formula resulted in a grant date fair value of $9.95 per share.  For restricted stock, the grant date fair value is calculated using the closing price ($62.09) of a share of the Company’s Common Stock on the award date (May 10, 2011).  The grant date fair value for both the option grants and restricted stock awards are computed in accordance with ASC Topic 718.  For Mr. Doyle, the value of the phantom shares is equal to the actual amount of 10% Company Match.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

The following table provides information about unexercised options and restricted stock that has not vested, both of which were issued under the 2011 Stock Benefit Plan or previous stock benefit plans.  It also includes all phantom shares in the Named Executive Officers’ accounts under the Deferred Bonus Plan that were credited to the accounts as a result of the 10% Company Match but only to the extent that the phantom shares have not vested.  There are no unearned options or shares under the Company’s equity incentive plans so related columns are not included.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)		Market Value of Shares or Units of Stock that have Not Vested ($)

Edward J. Pettinella	50,000		34.650	08/05/12	50,139	(2)	2,886,502
	50,000	-	36.850	08/05/13
	55,000	-	38.830	08/03/14
	65,000	-	41.950	05/06/15
	65,000	-	51.060	05/04/16
	51,892	12,972	55.500	05/01/17
	49,158	32,771	52.560	05/01/18
	49,916	74,873	33.900	05/11/19
	15,942	63,768	49.350	05/11/20
	-	41,457	62.090	05/10/21

David P. Gardner	11,839	-	34.650	08/05/12	21,424	(3)	1,233,380
	15,000	-	36.850	08/05/13
	15,000	-	38.830	08/03/14
	25,000	-	41.950	05/06/15
	25,000	-	51.060	05/04/16
	24,389	6,097	55.500	05/01/17
	23,109	15,405	52.560	05/01/18
	19,021	28,531	33.900	05/11/19
	6,075	24,299	49.350	05/11/20
	-	16,017	62.090	05/10/21

Ann M. McCormick	15,000	-	34.650	08/05/12	15,408	(4)	887,039
	15,000	-	36.850	08/05/13
	15,000	-	38.830	08/03/14
	20,000	-	41.950	05/06/15
	20,000	-	51.060	05/04/16
	19,978	4,994	55.500	05/01/17
	18,928	12,618	52.560	05/01/18
	15,580	23,369	33.900	05/11/19
	5,254	21,014	49.350	05/11/20
	-	12,437	62.090	05/10/21

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011 (continued)

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)		Market Value of Shares or Units of Stock that have Not Vested ($)

Scott A. Doyle	3,145	-	34.650	08/05/12	13,210	(5)	760,500
	10,000	-	36.850	08/05/13
	12,500	-	38.830	08/03/14
	15,000	-	41.950	05/06/15
	15,000	-	51.060	05/04/16
	12,973	3,243	55.500	05/01/17
	12,312	8,208	52.560	05/01/18
	10,513	15,768	33.900	05/11/19
	4,227	16,908	49.350	05/11/20
	-	11,683	62.090	05/10/21

John E. Smith	14,270	3,567	55.500	05/01/17	11,919	(6)	686,177
	12,634	8,422	52.560	05/01/18
	-	16,165	33.900	05/11/19
	-	13,768	49.350	05/11/20
	-	9,987	62.090	05/10/21

(1)            All option grants have a ten year term and vest pro rata as to 20% of the option grant beginning on the first anniversary of grant date, thus the vesting dates for each of the option awards in this table can be calculated accordingly.

(2)            Mr. Pettinella's restricted stock will vest as follows:   2,937 shares on 5/9/2012; 5,354 shares on 5/11/2012; 5,522 shares on each of 5/11/2012 and 5/11/2013; 4,982 shares on each of 5/11/2012, 5/11/2013 and 5/11/2014: 5,353 shares on 5/11/2013: 5,521 shares on 5/11/2014 and 4,984 shares on 5/11/2015.

(3)           Mr. Gardner's restricted stock will vest as follows: 1,380 shares on 5/9/2012: 2,040 shares on each of 5/11/12 and 5/11/13; 2,368 shares on each of 5/11/2012, 5/11/2013, 5/11/2014 and 5/11/2015; 2,164 shares on each of 5/11/2012, 5/11/2013, and 5/11/2014.

(4)           Mrs. McCormick's restricted stock will vest as follows:   1,130 shares on 5/9/2012; 1,671 shares on each of 5/11/2012 and 5/11/2013; 1,652 shares on each of 5/11/2012 and 5/11/2014; 1,494 shares on each of 5/11/2012, 5/11/2013 and 5/11/2014; 1,653 shares on 5/11/2013 and 1,497 shares on 5/11/2015.

(5)           Mr. Doyle's restricted stock will vest as follows:  735 shares on 5/9/2012; 1,128 shares on 5/11/2012; 1,330 shares on each of 5/11/2012 and 5/11/2013; 1,404 on each of 5/11/2012, 5/11/2013, 5/11/2014 and 5/11/2015; 1,127 shares on 5/11/2013 and 1,329 shares on 5/11/2014. Since the date of the table, December 31, 2011 shares in Mr. Doyle's deferred bonus account representing the 10% Company Match and hypothetical dividends on those shares have/will vest as follows:  403 shares on 2/19/2012; 103 shares on 2/24/2013 and 109 shares on 2/22/2014.

(6)           Mr. Smith's restricted stock will vest as follows: 754 shares on 5/9/2012; 1,156 shares on 5/11/2012; 1,083 shares on each of 5/11/2012 and 5/11/2013; 1,401 shares on each of 5/11/2012, 5/11/2013, 5/11/2014; 1,155 shares on 5/11/2013; 1,082 shares on 5/11/2014 and 1,403 shares on 5/11/2015.

OPTION EXERCISES AND STOCK VESTED IN 2011

The following table provides information for each of the Named Executive Officers concerning the following events that occurred during 2011:  exercises of stock options, vesting of restricted stock and vesting of the phantom shares deposited in certain of the Named Executive Officer’s deferred bonus accounts as the 10% Company Match and dividends on the 10% Company Match.  The table reports the number of securities for which the options were exercised, the aggregate dollar value realized upon exercise of options, the number of shares of stock (including phantom shares) that have vested and the aggregate dollar value realized upon vesting of stock (including phantom shares).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Edward J. Pettinella	50,000	1,530,500	16,290	1,006,658
David P. Gardner	6,355	159,013	6,750	417,482
Ann M. McCormick	15,000	425,666	5,408	334,534
Scott A. Doyle	15,935	442,884	3,812	235,670
John E. Smith	65,075	1,332,645	3,675	227,392

(1)           The dollar amount realized upon exercise was computed by multiplying the number of shares times the difference between the market price of the underlying securities and the exercise price of the options.

(2)           The aggregate dollar amount realized upon vesting was computed by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date.

PENSION BENEFITS

The Company does not maintain a defined benefit pension plan or supplemental pension plan.

2011 NONQUALIFIED DEFERRED COMPENSATION

A description of the Company’s Deferred Bonus Plan is included in “2011 Summary Compensation Information” beginning on page 29.

Name	Executive Contributions in 2011($)(1)	Registrant Contributions in 2011($)(2)	Aggregate Earnings in 2011($)(3)	Aggregate Withdrawals/ Distributions in 2011($)(4)	Aggregate Balance at 12/31/11($)(5)
Edward J. Pettinella	-	-	-	-	-
David P. Gardner	-	-	-	-	-
Ann M. McCormick	-	220	2,200	51,707	44,255
Scott A. Doyle	164,613	18,857	23,964	-	628,347
John E. Smith	-	-	-	-	-

(1)           This column represents deferral of a portion of the bonus paid under the Bonus Plan in February 2012 for services rendered in 2011.  The amount deferred was also reported in the “Summary Compensation Table” as a portion of the amount in the Non-Equity Incentive Plan Compensation column.

(2)           This column represents the amount of the 10% Company Match made in February 2012 relating to the amounts deferred as described in footnote (1) above (Mr. Doyle only) and the value of all hypothetical dividends paid in 2011 on all shares in the Named Executive Officer’s deferred bonus account as a result of a 10% Company Match.  Of the amounts listed above, the following amounts were also reported in the Summary Compensation Table for 2011:  Mrs. McCormick $220; and Mr. Doyle $18,857.

(3)           This column represents the value of all hypothetical dividends on all shares in the Named Executive Officer’s deferred bonus accounts except for the shares related to the 10% Company Match which are already included as described in footnote (2) above.

(4)           The amounts listed in this column represent the value of the phantom stock on the day prior to the issue date, which includes the value of the deferred amount, the 10% Company Match, hypothetical dividends reinvested and appreciation.

(5)           The total includes the following amounts also reported on the “Summary Compensation Table” for 2011: Mrs. McCormick $220; and Mr. Doyle $18,857.  It also includes the following amounts that were listed as “bonus” in prior years’ proxy statements:  Mrs. McCormick $13,300; and Mr. Doyle $325,318.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Other than Mr. Pettinella, none of the Named Executive Officers have employment agreements which provide for any cash payment or other benefits in the event of the termination of employment.  Any rights that any of the Named Executive Officers have to such payments and benefits are the result of provisions in the various compensation plans that are available to certain other salaried employees of the Company.  Those compensation plans and the Named Executive Officers’ rights thereunder are described below.

In addition to the rights available under those plans, Mr. Pettinella has contractual rights pursuant to the terms of his 2010 Employment Agreement, which were used in preparing the table on page 38.  That employment agreement provides that, if his employment is terminated by the Company without cause or by Mr. Pettinella for good reason, he is entitled to receive a lump sum amount equal to 2.9 times:  (i) his base salary; and (ii) the greater of: (a) his targeted incentive compensation for the year of termination; and (b) the average incentive compensation paid to Mr. Pettinella for services rendered in the three years prior to termination (the “Severance Benefits”).  In the year following termination, he also is to be paid the amount of annual cash incentive compensation that he would have earned at the target level pro-rated for the portion of the year that he was an employee.  In the event of the termination of his employment by reason of death or disability, he is entitled to 1.0 times the Severance Benefits.  In addition, upon the occurrence of any of the termination events described above all options become exercisable and remain so for one year and all restricted shares held by Mr. Pettinella vest.   Performance-based awards vest at the greater of:  (i) the target amount (if any); and (ii) a pro-rata amount based on performance from the commencement of the performance period through the date of termination.  He is also entitled to the continuance of his fringe benefits for two years following termination.  In the event of a change in control, Mr. Pettinella is entitled to receive the benefits provided under the Executive Retention Plan (described below), except he would receive three times his base salary and bonus amount instead of two times as provided to certain other beneficiaries of that plan.  In the case of retirement, he only is entitled to benefits generally provided to other salaried employees as described below.

The terms of the 2010 Employment Agreement are described under “Employment Agreements” on page 27.

Change in Control

The Company’s Executive Retention Plan provides for severance benefits and other compensation to virtually all of the corporate staff of the Company in the event of a change in control of the Company and a subsequent termination of their employment, either by the Company without cause or by the employee with good reason.  The Executive Retention Plan was amended in 2011 to eliminate:  (i) the right of certain officers of the Company, including the Named Executive Officers, to receive benefits under the Executive Retention Plan if they elect to terminate their employment for any reason during a 30-day window following the one-year anniversary of the change in control; and (ii) the right of the Named Executive Officers and other members of senior management to receive a gross-up payment in the amount necessary to pay any excise tax due on the severance payment.

The level of benefits to be received under the Executive Retention Plan varies depending on the bonus level of the individual pursuant to the Company’s Bonus Plan.  In all cases, regardless of bonus level, employees are entitled to receive in a lump sum their base salary accrued through the termination date and to be paid in a lump sum all other amounts earned, accrued or deferred under the Bonus Plan and other compensation plans.

In addition to the above, upon a termination following a change in control, employees are entitled to receive in a lump sum a multiple of their current cash compensation ranging from a minimum of one month’s salary for every year employed (with a minimum of two months and a maximum of 24 months) up to a maximum of two times their current annual salary.  In addition, certain employees are entitled to receive two times the greater of:  (i) the employee’s target annual cash incentive compensation for services rendered in the year of termination; or (ii) the average annual cash incentive compensation paid to the employee for services rendered in the three years prior to termination.  The Named Executive Officers, along with approximately 40 other employees, are entitled to the maximum cash benefits.  Mr. Pettinella is entitled to three times salary and the bonus amount pursuant to his 2010 Employment Agreement as described above.  In addition, upon termination following a change in control, all options and restricted stock vest.

Stock Benefit Plans

Under the terms of the 2011 Stock Benefit Plan, in the event of the termination of employment by the Company without good cause, all options become fully exercisable and remain so for one year.  Upon termination by reason of disability, death or retirement, all options become fully exercisable and remain so for one year, except that options held by the executive officers, including the Named Executive Officers, do not vest upon retirement but continue to vest on their original terms.  Restricted shares, including those held by the Named Executive Officers, vest upon disability or death but remain in place on their original terms upon retirement.

No additional grants are being made under the Company’s prior stock benefit plans, but there are awards still outstanding under those plans.  Under the 2000 and 2003 plans, options held for more than six months (one year with respect to the 2008 Plan) by the Named Executive Officers become fully exercisable and remain so for three months (one year with respect to the 2003 and 2008 plans) following a termination by the Company without good cause.  Upon death, disability or retirement, all options become fully exercisable and remain so for a period of one year in the case of disability and death and three months (one year with respect to the 2003 Stock Benefit Plan) in the case of retirement.  Options and restricted stock issued under the 2003 Stock Benefit Plan and held upon retirement by executive officers, including the Named Executive Officers, receive the same treatment as under the 2011 Stock Benefit Plan.

Miscellaneous Benefits

The termination of employment for any reason also triggers certain events under the Company’s Deferred Bonus Plan and 401(k) Savings Plan.  In addition, the termination of employment, by reason of disability or death, triggers benefits under disability and life insurance plans provided by the Company.  The benefits payable to the Named Executive Officers under those plans are the same as those available to other salaried employees, so no amount in respect to those plans is reported on the table below.

The following table provides information about the estimated maximum amounts to be paid to the Named Executive Officers under various scenarios if they had occurred on December 31, 2011.  As noted above, the amounts estimated for Mr. Pettinella are based on the terms of his 2010 Employment Agreement.  The Named Executive Officers would not receive any payment in the event of a voluntary termination on their part or a termination for cause by the Company.  Please note that the Executive Retention Plan was amended in 2011 to eliminate the right to receive a tax gross-up.

Executive Benefits and Payments Upon Termination
	Voluntary Termination ($)	Involuntary Not for Cause Termination ($)		For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Retirement ($)	Death or Disability ($)
Edward J. Pettinella
Severance	-	3,509,000	(1)	-	3,630,000	-	1,210,000	(1)
Accelerated Vesting of Long-Term Incentives(2)	-	3,634,822		-	5,373,954	-	5,373,954
Other Benefits	-	22,220		-	33,330	22,220	-
Total	-	7,166,042		-	9,037,284	22,220	6,583,954

David P. Gardner
Severance	-	-		-	1,292,000	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	1,510,170		-	2,198,247	-	2,198,247
Other Benefits	-	-		-	-	-	-
Total	-	1,510,170		-	3,490,247	-	2,198,247

Ann M. McCormick
Severance	-	-		-	1,140,000	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	1,143,644		-	1,686,471	-	1,686,471
Other Benefits	-	-		-	-	-	-
Total	-	1,143,644		-	2,826,471	-	1,686,471

Scott A. Doyle
Severance	-	-		-	880,000	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	883,361		-	1,285,142	-	1,285,142
Other Benefits	-	-		-	-	-	-
Total	-	883,361		-	2,165,142	-	1,285,142

John E. Smith
Severance	-	-		-	848,000	-	-
Accelerated Vesting of Long-Term Incentives(2)	-	868,114		-	1,231,553	-	1,231,553
Other Benefits and Tax Gross-Up	-	-		-	-	-	-
Total	-	868,114		-	2,079,553	-	1,231,553

(1)           This payment would be made pursuant to Mr. Pettinella’s 2010 Employment Agreement and is based on his 2011 salary and 2011 bonus at the Target level and to be paid in 2012.  This does not include the amount Mr. Pettinella would receive in the year following termination, which would equal his target incentive compensation for the year of termination pro-rated for the portion of the year that he was an employee.

(2)           The vesting of options and restricted stock upon the occurrence of certain termination triggers is made in accordance with the terms of the 2011 Stock Benefit Plan, the Company’s prior stock benefit plans, or the Executive Retention Plan, as applicable.  For options, the amount listed represents the gain realized for unvested stock option grants as of December 31, 2011, using a year-end closing stock price of $57.57.  For restricted stock, the amount listed represents the number of unvested restricted shares as of December 31, 2011 multiplied by $57.57.

COMPENSATION RISKS

The Compensation Committee, with the assistance of FPL, its independent compensation consultant, undertook a thorough review of all of the components of executive and non-executive compensation to determine whether any of those components were likely to encourage excessive risk taking that was not in the best interests of the Company and the stockholders.  The Committee considered mitigating features of the various components which include the following.

•
Base salary decisions are made based on competitive benchmarking by an independent compensation consultant, the results of which are reviewed by the Compensation Committee.  The benchmarking analysis is completed on a routine basis based on the most recent data available in order to capture the dynamic competitive landscape.  Further, the Company generally targets total compensation near the market median, of which base salary comprises a relatively limited portion of the overall total compensation opportunity.

•
The Bonus Plan includes two performance metrics, both of which represent a significant contribution to stockholder value.  Annual performance goals are recommended by management based on the budget for the year and then reviewed and approved by the Compensation Committee.  This process provides the appropriate checks and balances to ensure adequate performance levels are established for the annual incentive plan.

•	100% of the CEO’s payment under the Bonus Plan is in the Board’s discretion and 50% of the payment to the senior executives of the Company is in the discretion of the Compensation Committee.

•	Each of the senior executives executes a Bonus Repayment Agreement every year as described in the “Compensation Discussion and Analysis” on page 23.

•
Vesting schedules for restricted stock and options cause management to hold a significant amount of unvested equity at all times and promotes a long-term view predicated on increasing stockholder value.

•
Only the CEO has an active employment agreement, which limits the Company’s exposure to potential separation payments (outside of those described in “Potential Payments Upon Termination or Change in Control” beginning on page 36).

After its comprehensive review, the Compensation Committee concluded that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

PROPOSAL 2
ADVISORY VOTE TO APPROVE THE COMPANYS EXECUTIVE COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, and Section 14A of the Securities and Exchange Act, as amended, the Company is providing its stockholders with the opportunity to vote on a nonbinding, advisory basis, to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

At the 2011 Annual Stockholders Meeting, the stockholders cast an advisory vote on their preferred frequency of the advisory vote on executive compensation. The Board of Directors recommended, and the stockholders indicated a preference for, an annual advisory vote on executive compensation.  Following this vote, the next stockholder advisory vote on executive compensation, therefore, will take place at the 2013 Annual Meeting.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our Named Executive Officers with the interests of our stockholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

The “Compensation Discussion and Analysis” describes in more detail the Company’s executive compensation program and decisions made with respect to 2011 executive compensation.  Highlights include:

•	The Company’s Executive Retention Plan was amended in 2011 to:

-	remove the excise tax gross-up; and
-	eliminate executives’ rights to terminate employment and receive change of control benefits during the 30-day window following the one-year anniversary of the termination event.

•
In 2011, the Company approved a new long-term incentive plan (to commence in 2012) for its senior executives to put even more emphasis on performance as 75% of the equity awards are to be based on performance against predetermined goals for absolute and relative stockholder return over a three-year performance period.

•
In addition to the cash incentive compensation plan’s two main corporate/financial based metrics, which are designed to directly correlate to stockholder value creation, in 2011 additional team-based and individual goals were added to ensure that management is focused on a variety of initiatives to position the Company for longer term success.

•	In 2011, the Company enacted Executive Stock Ownership Guidelines which require the Named Executive Officers and other executive officers to hold and retain significant equity value in the Company.

•
The three-year average “burn-rate” (equity awards granted divided by the sum of the weighted average outstanding Common Stock and UPREIT Units) for equity issuance by the Company for 2009-2011was approximately 1.42% (with each share of restricted stock issued counted as 2.5 units) demonstrating the Company’s recognition that equity-based compensation is a valuable and limited resource.

•
All of the Chief Executive Officer’s annual cash incentive is payable at the discretion of the Board of Directors and 50% of the other Named Executive Officers annual cash incentive is similarly in the discretion of the Compensation Committee.

•
Decisions relating to executive compensation are made by the Compensation Committee in a multi-step process over several meetings. The Committee has engaged independent outside consultants to assist it with benchmarking and other compensation related matters.

•
The Company has a robust performance evaluation process in place to evaluate the performance of the Chief Executive Officer and the other executive officers.  The Compensation Committee uses the results of those evaluations in making compensation decisions.

•
The Compensation Committee’s philosophy is that the proportion of an individual’s total compensation that varies by Company performance should increase as the individual’s total compensation and business responsibilities increase. Consistent with this philosophy, the Chief Executive Officer’s base salary represented only 17% of his total compensation.

•	The Company does not provide any Perquisites to its executives.

•	The Company does not maintain or contribute to any defined benefit pension plan for its executive officers.

•
For several years, the Company has required its executive officers to execute a Bonus Repayment Agreement as a condition to receiving their cash incentive compensation. Under the agreement, the Company may recover cash incentive compensation in the event of the restatement of financial results.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of the Named Executive Officers as described in this Proxy Statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. The vote is advisory, which means that the vote is not binding on the Company, the Board of Directors or the Compensation Committee.  To the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Accordingly, our stockholders are requested to vote on the following resolution at the 2012 Annual Meeting of Stockholders:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options($)(2)	Number of Securities Remaining Available for Future Issuance(3)(4)

Options:
Equity compensation plans approved by security holders	2,781,960	46.46	3,023,641
Equity compensation plans not approved by security holders(1)	74,770	34.65	-
Total Options	2,856,730	46.14	3,023,641

Restricted Stock Awards:
Equity compensation plans approved by security holders	-	N/A	685,037
Equity compensation plans not approved by security holders	-	N/A	-
Total Restricted Stock Awards	-	N/A	685,037

(1)           These option awards were made under Company's 2000 Stock Benefit Plan, the material features of which are described in Note 11 of the Company's 10-K.  The 2000 Stock Benefit Plan was approved by the stockholders in 2000 and was amended in 2001 to increase the options available for issuance by 500,000.  This increase was not required to be approved by the stockholders.

(2)           Number of securities to be issued upon exercise of outstanding options include 22,641 phantom shares deferred by officers under the Company's Deferred Bonus Plan and 59,717 phantom shares deferred by Directors under the Director Deferred Compensation Plan.  The weighted average exercise price of outstanding options does not take these 82,358 deferred shares into account.

(3)           This assumes that all 2,931,962 equity awards that are available under the 2011 Stock Benefit Plan are issued in the form of options.  In that case, there would be no awards available for the issuance of restricted stock.  There were 41,271 and 50,408 shares available for issuance under the Company's Deferred Bonus Plan and Director Deferred Compensation Plan, respectively, as of December 31, 2011.

(4)           This assumes that all 2,931,962 equity awards that are available under the 2011 Stock Benefit Plan are issued in the form of restricted stock.  In that case, there would be no awards available for the issuance of options.  Under the Plan, awards of restricted stock reduce the number of shares available for award by 4.28 shares for every one share awarded.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Securities Ownership of Management

The following table sets forth information as of March 5, 2012 regarding the beneficial ownership of shares of Common Stock by: (i) Directors and Named Executive Officers of the Company; and (ii) Directors and executive officers of the Company as a group.  The table also includes information relating to the number and percentage of shares of Common Stock and UPREIT Units beneficially owned by the persons included in (i) and (ii) above. UPREIT Units are exchangeable into shares of Common Stock or cash at the election of the Company.  In preparing this table, the Company has relied on information supplied by its officers and Directors and upon information contained in filings with the SEC.  The business address of each of the following Directors and executive officers is 850 Clinton Square, Rochester, New York 14604.

Name of Owner	# of Shares Beneficially Owned(1)		% of Shares Outstanding(1)		#of Shares/ UPREIT Units Owned(2)	% of Shares/ UPREIT Units Outstanding(2)

Edward J. Pettinella(3)	742,711		1.517%		742,711	1.245%

Stephen R. Blank(4)	7,639		*		7,639	*

Alan L. Gosule(5)	59,509		*		59,509	*

Leonard F. Helbig, III(6)	82,196		*		82,196	*

Charles J. Koch(7)	12,398		*		12,398	*

Thomas P. Lydon, Jr.(8)	6,125		*		6,125	*

Clifford W. Smith, Jr.(9)	100,477		*		100,477	*

Amy L. Tait(10)	46,170		*		59,983	*

David P. Gardner(11)	261,978		*		265,484	*

Ann M. McCormick(12)	241,349		*		242,211	*

Scott A. Doyle(13)	162,492		*		162,492	*

John E. Smith(14)	89,471		*		89,471	*

All executive officers and
directors as a group (16 persons)	2,068,944	(15)	4.164	%(16)	2,087,125	3.457	%(17)
_____________________

*Less than 1%

(1)           Assumes that all currently exercisable options or options exercisable within 60 days (“Currently Exercisable Options”) issued to the person have been exercised, that all shares of restricted stock awards and service vested restricted stock units issued to the person have vested and that all shares in the person’s account pursuant to the Company’s Deferred Bonus Plan or Director Deferred Compensation Plan (the “Phantom Shares”) that would be issued upon termination of service of the individual have been issued.  The total number of shares outstanding used in calculating the percentage assumes that none of the options held by any other person have been exercised and that all of the shares of restricted stock and service vested restricted stock units issued to any other person have vested and that all of the Phantom Shares that would be issued upon termination of service of the listed persons have been issued.

(2)           Same assumptions as footnote (1) plus assumes that UPREIT Units issued to the person have been exchanged for shares of Common Stock (on a one-for-one basis) and that for purposes of calculating the percentage the total number of shares assumes that all of the UPREIT Units issued to any other person have been exchanged for shares of Common Stock.

(3)           Includes 481,266 shares which may be acquired upon the exercise of Currently Exercisable Options and 58,251 shares of restricted stock awards and service vested restricted stock units.  Of the scheduled shares owned by Mr. Pettinella, 189,346 have been pledged as collateral.

(4)           Includes 3,370 shares which may be acquired upon the exercise of Currently Exercisable Options and 4,269 shares of restricted stock.

(5)           Includes 32,283 shares which may be acquired upon the exercise of Currently Exercisable Options and 5,367 shares of restricted stock.

(6)           Includes 11,883 shares which may be acquired upon the exercise of Currently Exercisable Options.  There are 561 additional shares in Mr. Helbig’s account pursuant to the Director Deferred Compensation Plan that represent the 10% Company Match and which will not vest within 60 days.  Mr. Helbig shares voting and dispositive power with his wife with respect to 4,532 shares.  Of the shares owned by Mr. Helbig, 18,000 have been pledged as collateral.

(7)           Includes 970 shares which may be acquired upon the exercise of Currently Exercisable Options and 2,628 shares of restricted stock.

(8)           There are 109 additional shares in Mr. Lydon’s account pursuant to the Director Deferred Compensation Plan that represents the 10% Company Match and which will not vest within 60 days.

(9)           Includes 24,083 shares which may be acquired upon the exercise of Currently Exercisable Options.  There are 635 additional shares in Mr. Smith’s account pursuant to the Director Deferred Compensation Plan that represent the 10% Company Match and which will not vest within 60 days.

(10)           Includes 11,883 shares which may be acquired by Mrs. Tait upon the exercise of Currently Exercisable Options and 5,367 shares of restricted stock awards.  Also includes 1,436 shares held in a custodial account for Mrs. Tait’s children and 2,115 shares owned by Mrs. Tait's spouse as to which she disclaims beneficial ownership.  Mrs. Tait shares voting and dispositive power with respect to 5,000 shares with her spouse.  The third and fourth columns also include 11,195 UPREIT Units that Mrs. Tait owns individually, 2,548 UPREIT Units with respect to which she shares voting and dispositive power with her spouse and 70 UPREIT Units that her spouse owns and as to which Mrs. Tait disclaims beneficial ownership.    All of the UPREIT Units have been pledged as collateral, as have 25,821 shares that Mrs. Tait owns individually or jointly with her husband.

(11)           Includes 178,233 shares which may be acquired upon the exercise of Currently Exercisable Options and 24,289 shares of restricted stock and service vested restricted stock units.  Mr. Gardner shares voting and dispositive power with his spouse with respect to 59,451 shares, of which 40,000 have been pledged as collateral.  The third and fourth columns also include 3,506 UPREIT Units owned by Mr. Gardner.

(12)           Includes 156,043 shares which may be acquired upon the exercise of Currently Exercisable Options and 17,430 shares of restricted stock and service vested restricted stock units.    Mrs. McCormick shares voting and dispositive power with her spouse with respect to 67,098 shares, of which 25,000 have been pledged as collateral.  The third and fourth columns also include 862 UPREIT Units with respect to which she shares voting and dispositive power with her spouse.

(13)           Includes 103,017 shares which may be acquired upon exercise of Currently Exercisable Options, 14,217 shares of restricted stock and service vested restricted stock units and 2,168 shares held in Mr. Doyle’s account under the Company’s 401(k) Savings Plan.  Of the shares owned by Mr. Doyle, 16,181 have been pledged as collateral.  There are 499 additional shares in Mr. Doyle’s account pursuant to the Deferred Bonus Plan that represent the 10% Company Match and which will not vest within 60 days.

(14)           Includes 34,682 shares which may be acquired upon exercise of Currently Exercisable Options, 13,147 shares of restricted stock and service vested restricted stock units and 1,263 shares held in Mr. John Smith’s account under the Company’s 401(k) Savings Plan.

(15)           Includes 1,213,113 shares which may be acquired upon the exercise of Currently Exercisable Options and 175,515 shares of restricted stock and service vested restricted stock units.  In addition to the shares pledged as collateral as indicated in the footnotes above, 30,698 shares have been pledged as collateral by other executive officers of the Company.

(16)           Assumes that all Currently Exercisable Options issued to all listed persons have been exercised, that all shares of restricted stock and service vested restricted stock units issued to such persons have vested and that all Phantom Shares that would be issued upon the termination of services of such person have been issued.

(17)           Same assumptions as footnote (16) plus assumes that all UPREIT Units issued to all listed persons have been exchanged for shares of Common Stock.

Security Ownership by Beneficial Owners of More than 5% of the Company’s Common Stock

The following table sets forth information regarding the beneficial ownership of Common Stock by each person or entity known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock as of December 31, 2011.  In preparing this table, the Company has relied on information contained in filings with the Securities and Exchange Commission.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock(1)

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,963,881	(2)	10.27%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,538,170	(3)	9.39%

Vanguard Specialized Funds – Vanguard REIT Index Fund 100 Vanguard Blvd. Malvern, PA 19355	2,646,868	(4)	5.48%

Cohen & Steers, Inc. Cohen & Steers Capital Management, Inc. 280 Park Avenue 10th Floor New York, NY 10017	2,634,484	(5)	5.45%

 (1)           Percentage is based on actual number of shares outstanding as of December 31, 2011 and may be different than the percentage referenced in the reports described below.

(2)           Based on a Schedule 13G (Amendment No. 8) filed by The Vanguard Group, Inc. on February 8, 2012, reflecting that it beneficially owns 4,963,881 shares and has sole voting power with respect to 66,408 shares, shared dispositive power with respect to 66,408 shares and sole dispositive power with respect to 4,897,473 shares.

(3)           Based on a report on Schedule 13G (Amendment No. 3) filed by BlackRock, Inc. on February 9, 2012, reflecting that it beneficially owns and has sole voting and dispositive power with respect to 4,538,170 shares.

(4)           Based on a report on Schedule 13G (Amendment No. 1) filed by Vanguard Specialized Funds – Vanguard REIT Index Fund on January 27, 2012, reflecting that it beneficially owns and has sole voting power with respect to 2,646,868 shares.

(5)           Based on a report on Schedule 13G (Amendment No. 8) filed by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. on December 9, 2011, reflecting that Cohen & Steers, Inc. beneficially owns and has sole dispositive power with respect to 2,634,484 shares and has sole voting power with respect to 513,895 and that Cohen & Steers Capital Management, Inc. beneficially owns and has sole dispositive power with respect to 2,627,111 shares and sole voting power with respect to 513,895 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE.  Officers, Directors and greater than 10% stockholders are required to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to its executive officers, Directors and greater than 10% beneficial owners were satisfied.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On July 6, 2009, Home Properties, L.P. entered into an Amended and Restated Lease Agreement (the “Lease”) with Clinton Asset Holding Associates, L.P. (“CAHA”) for 62,213 rentable square feet of office space in the Clinton Square building located in Rochester, New York.  The office space will continue to be used by the Company as its corporate headquarters.  The Lease amends and restates existing leases that the Company had for 75,296 rentable square feet in the same building.  The term commenced on October 1, 2009 and extends to September 30, 2019 with two five-year renewal options, unless terminated earlier in accordance with the Lease’s terms.  The base rent payable under the Lease in 2011 was approximately $1.3 million.  The Lease contains customary commercial terms for office leases.  Amy Tait, who is a Director of the Company and each of Nelson Leenhouts and Norman Leenhouts, who were Directors of the Company until May 3, 2011, and members of their immediate families collectively have an approximate 75% interest in CAHA.  In addition, the Clinton Square building is managed by Broadstone Real Estate, LLC, which receives a management fee from the building owner.  Norman Leenhouts is an owner and Chairman of Broadstone Real Estate, LLC.  Amy Tait and her husband, Robert Tait, are both owners and directors of Broadstone Real Estate, LLC as well as the Chief Executive Officer and President, respectively, of that entity.  The Lease was approved by the Corporate Governance/Nominating Committee and non-interested members of the Board of Directors.

POLICIES AND PROCEDURES FOR APPROVAL OF RELATED PARTY TRANSACTIONS

On an annual basis, each employee of the Company and each of the Directors is required to provide a written acknowledgement that he or she has reviewed the Company’s Code of Business Conduct and Ethics.  If an employee or Director, or member of his or her immediate family, is involved in any transaction or arrangement in which the Company is a participant, that individual is to provide a written disclosure of that transaction or arrangement.  Pursuant to the Company’s Related Party Transaction Policies and Procedures, any such disclosure provided by an executive officer or Director is reviewed by the Corporate Governance/Nominating Committee of the Board and approved or disapproved.  In determining whether to approve such a transaction, the Committee takes into account, among other factors, whether the transaction was on terms no less favorable to the Company than terms generally available to third parties and the extent of the executive officer’s or Director’s involvement.

All related party transactions which are required to be reported in this Proxy Statement were approved by the Corporate Governance/Nominating Committee pursuant to that policy.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF THE COMPANY’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

The Audit Committee has appointed, and the Board of Directors has ratified, the appointment of the accounting firm of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.  PricewaterhouseCoopers LLP (and its predecessor, Coopers & Lybrand, L.L.P.) has served as the Company’s independent registered public accounting firm since commencement of the Company’s operations and is considered by the Audit Committee, the Board of Directors and management of the Company to be well qualified.  The stockholders are being asked to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP.  If the stockholders fail to ratify this appointment, the Audit Committee may, but is not required to, reconsider whether to retain that firm.  Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.  A representative of PricewaterhouseCoopers LLP will be present at the 2012 Annual Meeting of Stockholders and will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE 2012 FISCAL YEAR.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company is composed entirely of independent Directors as required by applicable securities laws and the current listing standards of the NYSE.  Its members are identified at the end of this report.  The Audit Committee operates under a written charter adopted by the Committee and the Board.

As described more fully in its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.  Among other matters, the Audit Committee is responsible for the selection and oversight of the appointment, performance and compensation of the Company’s independent registered public accounting firm.

The management of the Company is responsible for the preparation and integrity of the financial reporting information and related systems of internal controls.  The independent registered public accounting firm is responsible for performing an integrated audit on the Company’s consolidated financial statements, as well as on the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Accounting Oversight Board (United States), and for issuing a report thereon.  The Committee, in carrying out its role, relies on the Company’s senior management and its independent public accountants.

During 2011, the Committee met four times.  The Committee’s meetings include, no less frequently than quarterly, executive sessions with the Company’s independent registered public accounting firm without the presence of the Company’s management and executive sessions with the Company’s management without the presence of the Company’s independent registered public accounting firm.  The Committee also meets in executive session with the Company’s Vice President-Internal Audit without the presence of the Company’s management.

As part of its oversight responsibility, the Audit Committee reviewed and discussed with both management and the Company’s independent registered public accounting firm, all annual and quarterly financial statements prior to their issuance.  Management advised the Committee that each set of the Company’s financial statements was prepared in accordance with generally accepted accounting principles and significant accounting and disclosure issues were reviewed with the Committee.  In addition, the Committee continued to monitor the scope and adequacy of the Company’s internal audit program.

The Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees).  In addition, the Company’s independent registered public accounting firm provided to the Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.  The Committee discussed with the independent registered public accounting firm their independence from management and the Company.

All audit and non-audit services provided by PricewaterhouseCoopers LLP and the fees paid by the Company with respect to such services have been reviewed and pre-approved by the Audit Committee, which has also considered whether the provision of any non-audit services is compatible with maintaining the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Stephen R. Blank, Chair
Alan L. Gosule
Charles J. Koch

Principal Accounting Fees and Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm.  The Committee pre-approves on an annual basis the provision of certain audit, audit-related and tax services specifically described to the Committee.  Any additional engagements require separate pre-approval.  As permitted by the SEC’s rules, for 2010 and 2011 the Audit Committee authorized its then current Chair, Paul Smith, to approve any additional non-audit services to be provided by the independent registered public accounting firm, provided that such service is permitted without impairing the firm’s independence under applicable law and regulations and reported to the full Audit Committee at its next meeting.  As the new Audit Committee Chair, Stephen Blank has been authorized to exercise those approval rights.

All of the services described below for 2011 and 2010 were pre-approved by the Audit Committee.  The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintenance of the firm’s independence in the conduct of its audit function and determined that such services were compatible with the maintenance of independence.

Aggregate fees for professional services rendered to the Company by PricewaterhouseCoopers LLP as of or for the years ended December 31, 2011 and 2010, were:

	2011	2010
Audit fees (1)	$840,501	$800,795
Audit-related fees (2)	153,893	56,250
Tax fees (3)	135,500	147,050
All other fees (4)	54,444	51,944
Total fees	$1,184,338	$1,056,039

(1)           Audit fees consisted of professional services rendered for the annual audits and quarterly reviews of the Company's consolidated financial statements as well as the audits of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)           Audit-related fees consisted of assurance and related services in connection with the issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

(3)           Tax fees consisted of services related to preparation of tax returns of $120,500 for 2011 and $117,000 for 2010 and tax planning and tax advice $15,000 for 2011 and $30,050 for 2010.

(4)           All other fees consisted of license fees for software developed by PricewaterhouseCoopers LLP, including those that assisted with partner allocations for the Operating Partnership.

ADDITIONAL INFORMATION

Solicitation of Proxies

The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company.  In addition to the solicitation of proxies by mail, the Directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities.  The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners.  The Company will reimburse such holders for their reasonable expenses.

Tabulation of Votes

As part of its responsibilities as the Company’s transfer agent, Computershare Shareholder Services LLC will tabulate all stockholders’ votes made by written, telephonic and Internet proxies.

Stockholder Proposals

A stockholder proposal submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company’s Proxy Statement and form of proxy for the 2013 Annual Meeting of Stockholders must be received by the Company by the close of business on November 30, 2012.  Any proposal submitted outside the process of Rule 14a-8 received after February 13, 2013 will not, under the rules of the SEC, be considered timely for presentation at the 2013 Annual Meeting.  A proposal must comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement and form of proxy, and the proponent or a representative of the proponent must attend the annual meeting to present the proposal.

Form 10-K

Copies of the 2011 Form 10-K may be obtained without charge from Shareholder Services, Home Properties, Inc., 850 Clinton Square, Rochester, New York 14604.  A copy of the Form 10-K is also available through the Company’s website at www.homeproperties.com or from the SEC at its website at www.sec.gov.

Other Matters

The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the 2012 Annual Meeting of Stockholders.  If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY.  PLEASE VOTE BY INTERNET, TELEPHONE OR COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to annual meeting day.

Home Properties, Inc.

INTERNET
http://www.proxyvoting.com/hme
Use the Internet to vote your proxy. Have your proxy card in hand when you access the website.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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▼ FOLD AND DETACH HERE ▼

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED THEREON. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.
THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please mark your votes as indicated in this example ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL ONE AND FOR PROPOSALS TWO AND THREE.

	FOR all nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees listed	*EXCEPTIONS
PROPOSAL ONE - To elect the following persons as directors to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified. **Nominees**	☐	☐	☐

01 Stephen R. Blank
02 Alan L. Gosule
03 Leonard F. Helbig, III
04 Charles J. Koch
05 Thomas P. Lydon, Jr.
06 Edward J. Pettinella
07 Clifford W. Smith, Jr.
08 Amy L. Tait

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ______________________________

	FOR	AGAINST	ABSTAIN
PROPOSAL TWO - Advisory approval of the Company's executive compensation.	☐	☐	☐
PROPOSAL THREE - To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2012.	☐	☐	☐

Please mark, sign, date and return this proxy card using the enclosed envelope.

Mark Here for Address Change or Comments SEE REVERSE ☐

NOTE: (Please sign below exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.)

Signature ____________________ Signature ____________________ Date ________

Choose **MLink**SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

FOLD AND DETACH HERE

HOME PROPERTIES, INC.

REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS MAY 1, 2012

The undersigned hereby appoints Edward J. Pettinella and David P. Gardner as Proxies with full power of substitution to represent the undersigned and to vote all Common Stock of Home Properties, Inc. which the undersigned would be entitled to vote at the 2012 Annual Meeting of Stockholders of the Company to be held at 9 a.m. on May 1, 2012 and any adjournment thereof.

The Meeting will be held at Clinton Square, 14th Floor, Rochester, New York. Clinton Square is located at the northwest corner of Clinton Avenue and Broad Street in downtown Rochester, New York. There will be no formal presentation at the Annual Meeting other than a brief report on the outcome of the stockholder vote.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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